Exhibit 2.1

MERGER AGREEMENT

among

DSV A/S,

LOUVRE ACQUISITIONCO, INC.

and

UTI WORLDWIDE INC.

Dated as of October 9, 2015

Table of Contents

i

ii

iii

MERGER AGREEMENT, dated as of October 9, 2015 (this “Agreement”), among DSV A/S, a Danish corporation (“Parent”), Louvre Acquisitionco, Inc., a company incorporated under the laws of the British Virgin Islands and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and UTi Worldwide Inc., a company incorporated under the laws of the British Virgin Islands (the “Company”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company and its shareholders that the Company engage in the Merger and has approved the Merger and the Plan of Merger by Supermajority Vote (in each case as defined below);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the merger (the “Merger”) of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, the Plan of Merger and pursuant to Section 170 of the BVI Business Companies Act (the “BVI Act”) of the British Virgin Islands; and

WHEREAS, Parent and the Significant Shareholder (as defined below) have entered into the Voting Agreement (as defined below), pursuant to which the Significant Shareholder has agreed to support and vote in favor of the Merger and the other transactions contemplated by this Agreement.

NOW THEREFORE, the parties agree as follows:

ARTICLE I

 DEFINITIONS

Section 1.1           Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below.

“Actions” has the meaning ascribed to it in Section 6.13.

“Affected Employee” has the meaning ascribed to it in Section 6.5(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” has the meaning ascribed to it in the preamble.

“Anti Corruption Law” means each of (i) the United States Foreign Corrupt Practices Act of 1977, as amended; (ii) the United Kingdom Bribery Act of 2010 and precursor anti-bribery laws; and (iii) any similar laws, rules or regulations (regarding illegal payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, or any private third party in order to obtain, retain or direct business or obtain any improper advantage) issued, administered or enforced by any relevant Governmental Entity.

“Anti Money Laundering Law” means each of (i) the Sarbanes-Oxley Act; (ii) the United Kingdom Proceeds of Crime Act 2002; and (iii) any similar laws, rules or regulations regarding money laundering, drug trafficking, terrorist related activities or other money laundering predicate crimes issued, administered or enforced by any relevant Governmental Entity.

“Articles of Association” means the amended and restated articles of association of the Company.

“Articles of Merger” means the articles of merger, substantially the form set out in Schedule A to this Agreement, to be approved and executed by the Company and Merger Sub and filed with the Registrar, in each case in accordance with the terms of this Agreement and the BVI Act.

“Book-Entry Shares” means Shares that have been issued and recorded on the register of members of the Company but in respect of which no Certificate has been issued.

“Business Day” means each day which is neither a Saturday, a Sunday nor any other day on which the SEC or banking institutions in New York, New York, the British Virgin Islands or Copenhagen, Denmark are authorized or obligated by Law or required by executive order to be closed.

“BVI Act” has the meaning ascribed to it in the recitals.

“Cancelled Shares” has the meaning ascribed to it in Section 3.1(c).

“Certificate” means any certificate that immediately prior to the Effective Time represents or evidences any Shares in issue.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means (i) a written notice issued by CFIUS stating that the Merger does not constitute a “covered transaction” pursuant to Section 721 of the DPA or that following its review or investigation of the Merger, CFIUS has determined that there are no unresolved national security concerns and concluded all action under the DPA or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision, then (x) the President has announced a decision not to take any action to suspend or prohibit the Merger or (y) the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

“Class A Preference Share” means a class A preference share, no par value, of the Company having the rights, privileges, restrictions and conditions set out in the Memorandum (including, for the avoidance of doubt, the Convertible Preference Shares).

“Class B Preference Share” means a class B preference share, no par value, of the Company having the rights, privileges, restrictions and conditions set out in the Memorandum.

“Closing” has the meaning ascribed to it in Section 2.2.

“Closing Date” has the meaning ascribed to it in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any regulations thereunder.

“Company” has the meaning ascribed to it in the preamble.

“Company Alternative Proposal” means any proposal or offer made by any Person (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, consolidation, scheme of arrangement, plan of arrangement, business combination or similar transaction with the Company, pursuant to which any Person or group would own fifteen percent (15%) or more of the issued and outstanding Company Ordinary Shares or Convertible Preference Shares or any other Class A Preference Shares, Class B Preference Shares, or other class of shares or equity securities of the Company, (ii) the acquisition (by purchase, tender offer, exchange offer as a result of recapitalization or otherwise) by any Person or group of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) the acquisition by any Person or group (and whether by way of transfer, issuance or any other means) of fifteen percent (15%) or more of the issued and outstanding Company Ordinary Shares or Convertible Preference Shares or any other Class A Preference Shares, Class B Preference Shares or other class of shares or equity securities of the Company, or (iv) any combination of the foregoing.

“Company Benefit Plans” means all employee benefit plans, compensation arrangements and other benefit arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, profit sharing, health, medical, dental, disability, accident, life insurance or other welfare benefits or vacation, paid time off, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates for the benefit of any current or former employees, directors or consultants of the Company or its Subsidiaries and all individual agreements providing cash- or equity-based compensation, vacation, retention, severance, change of control, savings contribution or other benefits or commitments to any current or former officer, director, employee, or consultant of the Company or its Subsidiaries.

“Company Change of Recommendation” has the meaning ascribed to it in Section 6.3(d).

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement.

“Company Intellectual Property” has the meaning ascribed to it in Section 4.13(b).

“Company Material Adverse Effect” means such state of facts, circumstances, event or change (any such item, an “Effect”) that, taken by itself or in the aggregate with any or all other Effects, either (a) has had or is reasonably likely to have a material adverse effect on the business, operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, but shall not include Effects arising out of, or resulting from (i) any changes or conditions in general economic or political conditions or the financial, credit or securities markets, provided that to the extent such changes or conditions disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, then the incremental disproportionate impact may be taken into account in determining whether there has been, or is reasonably likely to be, such material adverse effect; (ii) Effects that affect generally the industry in which the Company  and its Subsidiaries operate, provided that to the extent such Effects disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, then the incremental disproportionate impact may be taken into account in determining whether there has been, or is reasonably likely to be, such material adverse effect; (iii) any changes in Laws, GAAP or other accounting standards applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, or any changes in the interpretation or enforcement thereof, (iv) any outbreak, continuation or escalation of hostilities, sabotage or war (whether or not declared) or any act of terrorism or any other national or international calamity, (v) the announcement or the existence of this Agreement and the transactions contemplated hereby, or the announcement or the existence of this Agreement and the transactions contemplated hereby, (vi) any litigation of the type described in Section 6.15, (vii) any decline in the market price, or change in trading volume, of the capital stock of the Company, or (viii) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predications of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (vii) and (viii) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided in this definition) is a Company Material Adverse Effect) or (b) would prevent or materially impair the ability of the Company to consummate the transactions contemplated hereby, including the Merger.

“Company Material Contracts” has the meaning ascribed to it in Section 4.15(a)(xvi).

“Company Meeting” has the meaning ascribed to it in Section 6.4(d).

“Company Ordinary Share” means an ordinary share, no par value, of the Company having the rights, privileges, restrictions and conditions set out in the Memorandum.

“Company Ordinary Shareholder Approval” has the meaning ascribed to it in Section 6.4(d).

“Company Permits” has the meaning ascribed to it in Section 4.7(b).

“Company Recommendation” has the meaning ascribed to it in Section 6.4(d).

“Company Required Shareholder Approval” has the meaning ascribed to it in Section 4.3(b).

“Company SEC Documents” has the meaning ascribed to it in Section 4.4(a).

“Company Shareholder Approval” has the meaning ascribed to it in Section 4.3(b).

“Company Stock-Based Award” means any right of any kind, contingent or accrued, to receive Company Ordinary Shares or benefits measured in whole or in part by the value of a number of Company Ordinary Shares and any award of any kind consisting of Company Ordinary Shares, granted under the Existing Company Incentive Plans, including deferred shares, restricted stock or shares, restricted stock or share units, but excluding Company Stock Options.

“Company Stock Option” means any option to purchase one or more Company Ordinary Shares.

“Company Superior Proposal” means a bona fide, written Company Alternative Proposal made prior to the receipt of the Company Shareholder Approval providing for a transaction that is reasonably capable of being consummated for or in respect of (a) all or substantially all of the outstanding Company Ordinary Shares together with all or substantially all of the outstanding Convertible Preference Shares or (b) all or substantially all of the Company’s and its Subsidiaries’ assets, in each case of (a) and (b) made by any Person or group, that (1) the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Board of Directors considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal and any related financing), is on terms that are more favorable to the Company and its shareholders than the transactions contemplated by this Agreement and (2) (A) with respect to any cash component of such Company Alternative Proposal, is not subject to any financing condition in the definitive acquisition agreement and (B) with respect to any non-cash component of such Company Alternative Proposal, is comprised in its entirety of equity securities of the Person making such Company Alternative Proposal that are listed on a national securities exchange.

“Confidentiality Agreement” has the meaning ascribed to it in Section 6.2.

“Continuing Shares” has the meaning ascribed to it in Section 3.1(c).

“Contract” means any contract, agreement, lease, license, instrument, indenture, collective bargaining agreement, mortgage, purchase and sales order, undertaking, arrangement, evidence of indebtedness, binding commitment or instrument (whether written or oral) (including amendments and supplements, modifications and side letters or agreements).

“Convertible Preference Shares” means the series of Class A Preference Shares, with no par value, of the Company authorized to be issued under the Memorandum and having the rights, privileges, restrictions and conditions set out in the Memorandum (and designated therein as Convertible Preference Shares).

“Convertible Senior Notes” means the 4.50% convertible senior notes of the Company due 2019 issued pursuant to the Convertible Senior Notes Indenture.

“Convertible Senior Notes Indenture” has the meaning ascribed to it in Section 6.1(a).

“Copyrights” means copyrights (registered and unregistered) and copyrightable works of authorship.

“Customs & International Trade Laws” means any applicable export control,  import, or anti-boycott Laws, regulations or other binding decisions of a Governmental Entity, including, the Tariff Act of 1930, as amended, and other Laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the EAR, including related restrictions with regard to transactions involving persons and entities on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List; the Arms Export Control Act, as amended; the ITAR, including related restrictions with regard to transactions involving persons and entities on the Debarred List;  the anti-boycott Laws and regulations administered by the U.S. Department of the Treasury; and all applicable Laws on customs and trade.

“Criminal and Regulatory Laws” has the meaning ascribed to it in Section 4.7(d).

“Customers” has the meaning ascribed to it in Section 4.22.

“Dissenting Shares” means Shares with respect to which holders thereof have duly and validly exercised their right of dissent in relation to the Merger and in accordance with the provisions of Section 179 of the BVI Act.

“Domain Names” means Internet domain names and social media identifiers and handles.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (codified at 50 U.S.C. App § 2170), including the implementing regulations thereof codified in 31 C.F.R. Part 800.

“DSS” means the Defense Security Service of the U.S. Department of Defense.

 “DSS Approval” means acknowledgment by DSS that it has accepted a plan to mitigate foreign ownership, control, or influence (FOCI) arising as a result of the Merger.

“EAR” means the Export Administration Regulations.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system of the SEC.

“EUMR” means the European Union Merger Regulation.

“Effective Time” has the meaning ascribed to it in Section 2.3.

“End Date” has the meaning ascribed to it in Section 8.1(b).

“Environmental Law” means any applicable federal, state, local and non-U.S. Law, judicial decisions, injunctions and permits and governmental agreements relating to protection of human health (as it relates to exposure to hazardous or toxic materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including those relating to the Release of hazardous or toxic materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 400(b) of ERISA.

“ESPP” has the meaning ascribed to it in Section 3.3(c).

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Fund” has the meaning ascribed to it in Section 3.2(a).

“Existing Company Incentive Plans” means, collectively, the (i) UTi Worldwide Inc. 2000 Employee Share Purchase Plan, as amended; (ii) UTi Worldwide Inc. 2004 Long-Term Incentive Plan, as amended and restated, (iii) UTi Worldwide Inc. 2004 Non-Employee Directors Share Incentive Plan, as amended and restated, (iv) UTi Worldwide Inc. 2009 Long-Term Incentive Plan, as amended, and (v) UTi Worldwide Inc. 2015 Long-Term Incentive Plan.

“Extended End Date” has the meaning ascribed to it in Section 8.1(b).

“GAAP” means the United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any United States (whether federal, state or local) or non-U.S., provincial or supranational governmental or regulatory agency, securities exchange, commission, court, body, department, board, entity or authority or works council or similar body, including the European Union.

“Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law, including (a) petroleum, asbestos or polychlorinated biphenyls and (b) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, (i) all indebtedness, notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations of a Person for borrowed money, whether current, short-term, or long-term, secured or unsecured, other than intercompany indebtedness, (ii) all indebtedness of a Person for the deferred purchase price for purchases of property or assets (other than inventory in the ordinary course of business), (iii) all lease obligations of a Person under leases that are capital leases in accordance with GAAP, (iv) any obligations of a Person in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit or documentary letters of credit in support of trade payables, in each case incurred by a Person in the ordinary course of business consistent with past practice), and (v) any indebtedness referred to in clauses (i) through (iv) above of any other Person that is either guaranteed by, or secured by any Lien (other than Permitted Liens) upon any material property or assets owned by such first Person.

“Indemnified Parties” has the meaning ascribed to it in Section 6.8(a).

“Insurance Policies” has the meaning ascribed to it in Section 4.21.

“Intellectual Property” means all U.S. and non-U.S. Trademarks, Copyrights, Domain Names, Patents, Software, Trade Secrets, all rights in the foregoing and all applications and registrations for the foregoing.

“International Trade Approvals” has the meaning ascribed to it in Section 4.24(b)(i).

“ITAR” means the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.), as amended.

“IT Systems” has the meaning ascribed to it in Section 4.13(d).

“Law” means all statutes, laws (including common law and equity), ordinances, decrees, orders, writs, judgments, injunctions, rules, directives and regulations of any Governmental Entity.

“Leased Real Property” has the meaning ascribed to it in Section 4.17(b).

“Lien” means any lien, claim, mortgage, encumbrance, pledge, security interest, hypothec (including legal hypothecs), servitude, easement, encroachment, right-of-way, restrictive covenant on real or immovable property, real property license, other real rights in favor of third parties, charge, prior claim, lease, occupancy agreement, leasing agreement, statutory or deemed trust, a conditional sale agreement, equity or charge of any kind or any restriction on transfer or, in the case of securities, voting rights in favor of any third party.

“Maximum Amount” has the meaning ascribed to it in Section 6.8(a).

“Memorandum” means the amended and restated memorandum of association of the Company.

“Merger” has the meaning ascribed to it in the recitals.

“Merger Consideration” has the meaning ascribed to it in Section 3.1(a).

“Merger Sub” has the meaning ascribed to it in the preamble.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Option and Stock-Based Consideration” has the meaning ascribed to it in Section 3.3(b).

“Option Consideration” has the meaning ascribed to it in Section 3.3(a).

“Ordinary Class Meeting” has the meaning ascribed to it in Section 6.4(d).

“Owned Real Property” has the meaning ascribed to it in Section 4.17(a).

“Parent” has the meaning ascribed to it in the preamble.

“Parent Material Adverse Effect” has the meaning ascribed to it in Section 5.1.

“Patents” means patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof.

“Paying Agent” has the meaning ascribed to it in Section 3.2(a).

“Permitted Liens” means any Lien (i) for Taxes not yet due or being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like lien arising in the ordinary course of business which are not yet due and payable or are being contested in good faith, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation or (iv) easements, rights-of-way, restrictions and other similar encumbrances which do not materially impair the value or use of the property subject thereto.

“Person” means an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization or other entity or a Governmental Entity.

“Plan of Merger” means the plan of merger, substantially in the form set out in Schedule B to this Agreement, to be approved and executed by the Company and Merger Sub and filed with the Registrar, in each case in accordance with the terms of this Agreement and the BVI Act.

“Preferred Shareholder Approval” has the meaning ascribed to it in Section 4.3(b).

“Preference Merger Consideration” has the meaning ascribed to it in Section 3.1(b).

“Proxy Statement” means collectively the letters to shareholders, notices of meeting, proxy statement and forms of proxies to be distributed to shareholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith.

“Qualifying Transaction” means (i) any merger, consolidation, plan of arrangement, scheme of arrangement, business combination or similar transaction, including any single or multi-step transaction or series of transactions, with the Company or any of its Subsidiaries, pursuant to which any Person or group would own 35% or more of the issued and outstanding Company Ordinary Shares or Convertible Preference Shares or any other Class A Preference Shares, Class B Preference Shares, or other class of shares or equity securities of the Company, (ii) the acquisition (by purchase, tender offer, exchange offer or otherwise) by any Person or group of 35% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) the acquisition by any Person or group of 35% or more of the issued and outstanding Company Ordinary Shares or any other class of shares or capital stock of the Company (or any securities convertible into any of the foregoing), or (iv) any combination of the foregoing.

“Recommendation Change Notice” has the meaning ascribed to it in Section 6.3(d)(ii).

“Recommendation Change Notice Period” has the meaning ascribed to it in Section 6.3(d)(iii).

“Registrar” means the Registrar of Corporate Affairs of the British Virgin Islands.

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, EUMR and all other federal, state or non-U.S. statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the migration of Hazardous Material through or in the air, soil, surface water or groundwater on, to or from a real property.

“Relevant Approvals” means, collectively, all approvals required to be obtained in connection with or in compliance with (i) the provisions of BVI Act, (ii) the Exchange Act, (iii) the HSR Act, (iv) the EUMR, (v) any other antitrust, competition, antimonopoly or similar Regulatory Law, (vi) the CFIUS Approval, (vii) DSS Approval, (viii) the rules and regulations of the NASDAQ Global Market or (ix) any applicable non-U.S. or state securities or blue sky laws, in each case to the extent applicable to the transactions contemplated by this Agreement, including the Merger.

“Representatives” means Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives.

“Sanctions Law” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Entities, including, those administered by the U.S. government through the OFAC or the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any European Union member states.

“Sanctioned Person” means any Person that is the target of any Sanctions Law, including (i) any Person listed in any Sanctions Law-related list of sanctioned Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union, or any European Union member state, (ii) any Person operating, organized or resident in a Sanctioned Territory, or (iii) any Person owned or controlled by any such Person or Persons.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions Law.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shares” means collectively the Company Ordinary Shares and the Convertible Preference Shares.

“Significant Shareholder” means P2 Capital Partners, LLC and its controlled Affiliates.

“Software” means computer programs (whether in source code, object code, or other form), databases and compilations of data.

“Specified Non-US Benefit Plan” has the meaning ascribed to it in Section 4.8(f).

“Specified US Benefit Plan” has the meaning ascribed to it in Section 4.8(f).

“Subsidiary” of any Person means any company, corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% or more of the outstanding voting securities are, at the relevant time, directly or indirectly, owned by such Person or any Subsidiary of such Person, (ii) such Person or any Subsidiary of such Person is a general partner, or (iii) a majority of the ownership interests having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by such Person or any Subsidiary of such Person.

“Suppliers” has the meaning ascribed to it in Section 4.22.

“Supermajority Vote” has the meaning ascribed to it in the Memorandum.

“Surviving Corporation” has the meaning ascribed to it in Section 2.1.

“Tax Return” means any return, report or similar filing filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Taxes” means any and all U.S. or non-U.S., federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock or shares, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

“Taxing Authority” means any and all U.S. or non-U.S., federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising authority with respect to Taxes.

“Termination Date” has the meaning ascribed to it in Section 6.1(a).

“Termination Fee” means U.S. $34,000,000.

“Trade Secrets” means trade secrets within the meaning of applicable Law and all confidential information, including know-how, financial and marketing plans, research and development information, inventions, processes, formulae, models, and methodologies.

“Trademarks” means trademarks, service marks, trade names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

“Voting Agreement” means the irrevocable voting agreement dated the date hereof between Parent, Merger Sub and Significant Shareholder entered into with respect to the Merger.

ARTICLE II

 THE MERGER

Section 2.1           The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the BVI Act, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 2.2           Closing.  The closing of the Merger (the “Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second (2nd) Business Day after the satisfaction or waiver (by the party or parties entitled to grant such waiver under the terms of Article VII and only to the extent such waiver is permitted by applicable Law) of each of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by action at the Closing, but subject to the satisfaction or waiver of such conditions (in accordance with the terms of Article VII)), or at such other place, date and time as the Company and Parent agree in writing.

Section 2.3           Effective Time.  On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing the Articles of Merger and the Plan of Merger with the Registrar pursuant to section 171 of the BVI Act and each party shall make all other filings or recordings required under the BVI Act in connection with the Merger (including the filing by Merger Sub’s registered agent of a letter confirming it has no objections to the Merger).  The Merger will become effective at such time as the Articles of Merger are duly registered by the Registrar, or at such later time as the parties agree in writing (subject to the requirements of the BVI Act) and as set forth in the Articles of Merger (such date and time as the Merger becomes effective, the “Effective Time”).

Section 2.4           Effects of the Merger.  The terms and conditions and the effects of the Merger are as provided in this Agreement, the Plan of Merger, the Articles of Merger and in the applicable provisions of the BVI Act (including section 173).  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, assets of every description and all the property, rights, privileges, immunities, powers, objects, purposes and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, claims, liabilities, obligations and duties of the Company and Merger Sub will become the debts, claims, liabilities obligations and duties of the Surviving Corporation.

Section 2.5           Memorandum and Articles of Association of the Surviving Corporation.  Subject to Section 6.8, at the Effective Time, the memorandum of association and articles of association of the Company shall be amended and restated in the form of Schedule C to this Agreement and, as so amended, will be the memorandum and articles of association of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable Law. The Company confirms that, prior to Closing, the Board of Directors of the Company will have approved the amendment and restatement referenced in the immediately preceding sentence by Supermajority Vote and agrees that a copy of the relevant resolution shall be filed together with the Articles of Merger pursuant to section 171(2)(a) of the BVI Act.

Section 2.6           Directors.  Subject to applicable Law, the Company shall procure that with effect from the Effective Time (a) all the directors of the Company (other than those directors identified in a written notice sent to the Company by Parent not later than two (2) Business Days prior to the Closing Date) shall resign; and (b) any Person nominated by Parent in writing not later than two (2) Business Days prior to the Closing Date (accompanied by a written consent to act as a director as required by applicable Law) shall be appointed as directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  The Company shall, subject to applicable Law, take all actions reasonably requested by Parent to give effect to this Section 2.6, including delivering to Parent evidence reasonably satisfactory to Parent of the resignation of any or all of the directors of the Company and the appointment by of such new directors as are nominated by Parent.

Section 2.7           Officers.  The officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.8           Registered Agent.  On or prior to the Closing Date, the Company shall also deliver to Parent evidence reasonably satisfactory to Parent that the registered agent of the Company will recognize the authority of Parent to give instructions in relation to the Surviving Corporation with effect from the Effective Time, including for the purposes of (a) updating the corporate records of the Company to reflect the Merger and the changes to the Board of Directors of the Company contemplated by Section 2.6 and (b) filing any new amended and restated memorandum and articles of association for the Surviving Corporation.

ARTICLE III

 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1           Effect on Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares or other securities of the Company or Merger Sub:

(a)            Company Ordinary Shares.  Subject to Section 3.1(e), each Company Ordinary Share issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and Continuing Shares (to the extent provided in Section 3.1(c)) and any Dissenting Shares (to the extent provided in Section 3.1(f)), will be converted into a right to receive U.S.$ 7.10 in cash, without interest thereon (the “Merger Consideration”); and all Company Ordinary Shares that have been thus converted into the right to receive the Merger Consideration as provided in this Section 3.1(a) will be automatically cancelled and will cease to exist and no longer be outstanding and the holders thereof will cease to be members of the Company (and shall not be members of the Surviving Corporation) and will cease to have any rights with respect to such Company Ordinary Shares other than the right to receive the Merger Consideration in accordance with the terms of this Article III.

(b)            Convertible Preference Shares.  Subject to Section 3.1(e), each Convertible Preference Share issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and Continuing Shares (to the extent provided in Section 3.1(c)) and Dissenting Shares (to the extent provided in Section 3.1(f)), will become a right to receive U.S.$ 1,125.71 in cash, without interest thereon (the “Preference Merger Consideration”); and all Convertible Preference Shares that have thus become the right to receive the Preference Merger Consideration as provided in this Section 3.1(b) will be automatically cancelled and shall cease to exist and no longer be outstanding and the holders thereof will cease to be members of the Company (and shall not be members of the Surviving Corporation) and will cease to have any rights with respect to such Convertible Preference Shares other than the right to receive the Preference Merger Consideration in accordance with the terms of this Article III.

(c)            Parent and Merger Sub Owned Shares.  Each Share that is (i) owned directly or indirectly by Parent or Merger Sub or any direct or indirect wholly owned Subsidiary thereof or (ii) held by the Company as treasury shares (in each case, immediately prior to the Effective Time and excluding any such Shares held on behalf of third parties) (the “Cancelled Shares”) will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.  Each Share that is owned by any Subsidiary of the Company (the “Continuing Shares”) shall continue as a Share in the Surviving Corporation and shall not be converted into the right to receive the Merger Consideration or the Preference Merger Consideration.

(d)            Merger Sub Shares.  At the Effective Time, each ordinary share of no par value of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable Company Ordinary Share and, together with the Continuing Shares, will constitute the only outstanding shares of the Surviving Corporation.  From and after the Effective Time, all certificates representing the ordinary shares of Merger Sub (if any) will be deemed for all purposes to represent the number of ordinary shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e)            Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares occurs as a result of any reclassification, recapitalization, stock or share split (including a reverse stock or share split), division or combination, conversion, exchange or readjustment of shares, or any share or stock dividend or share or stock distribution with a record date during such period or the Company issues any new equity securities (or securities convertible into equity securities of the Company) (it being understood the right of the Company to effect any of the foregoing shall be subject to Section 6.1), the Merger Consideration or the Preference Merger Consideration, as applicable, will be equitably adjusted to reflect such change.

(f)            Dissenting Shares.  At or from the Effective Time, all Dissenting Shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of Dissenting Shares shall cease to be a member of the Company (and shall not be a member of the Surviving Corporation) and shall cease to have any rights thereto (including any right to receive such holder’s portion of the aggregate Merger Consideration or Preference Merger Consideration pursuant to Section 3.1(a) or Section 3.1(b), as applicable), subject to and except for such rights as are granted under Section 179 of the BVI Act.  If any holder of the Shares fails before the vote at the relevant Company Meeting to give written objection to the action and of its intention to dissent from the Merger under Section 179 of the BVI Act or otherwise fails validly to dissent in accordance with the terms of Section 179 of the BVI Act, then the rights of such holder under Section 179 of the BVI Act would cease to exist, and the underlying Shares would be cancelled in accordance with Section 3.1(a) or Section 3.1(b), as appropriate, and would entitle the holder thereof to receive compensation in accordance with such Section 3.1(a) or Section 3.1(b). The Company shall give Parent prompt notice of any notice or purported notice received by the Company of any shareholder’s objection to the Merger and/or intent to exercise and/or exercise of rights pursuant to Section 179 of the BVI Act, the withdrawal of any such notice and any other documents served upon the Company pursuant to or in connection with Section 179 of the BVI Act or a shareholder’s dissent or appraisal rights.  Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of dissenter’s rights or offer to settle or settle any such rights for an amount higher than the Merger Consideration or Preference Merger Consideration that would be due to such holder pursuant to Section 3.1(a) or Section 3.1(b), as applicable.

(g)            Corporate Records.  The register of members of the Surviving Corporation shall be updated at or with effect from the Effective Time to record the cancellations and conversions of shares set out in this Section 3.1. The register of directors of the Surviving Corporation shall be updated at or with effect from the Effective Time to record the resignations and appointments required by Section 2.6.

Section 3.2           Settlement.

(a)            Paying Agent.  At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that shall be appointed by Parent to act as a paying agent hereunder and approved (with such approval not to be unreasonably withheld, delayed or conditioned) in advance by the Company (the “Paying Agent”), in trust for the benefit of the holders of the Shares, the Company Stock Options and the Company Stock-Based Awards, cash in U.S. dollars in an amount sufficient to pay the aggregate Merger Consideration and Preference Merger Consideration payable pursuant to Section 3.1 in exchange for all of the Shares outstanding immediately prior to the Effective Time and the aggregate Option and Stock-Based Consideration payable pursuant to Section 3.3 (such cash, the “Exchange Fund”).

(b)            Payment Procedures.

(i)            As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, Parent and the Company shall cause the Paying Agent to mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration or Preference Merger Consideration pursuant to Section 3.1, a letter of transmittal and accompanying instructions for use in effecting the surrender of Certificates if any (or effective affidavits of loss and any indemnity required by Section 3.2(g) in lieu thereof, as applicable) and claiming payment of the Merger Consideration or Preference Merger Consideration, as applicable, and (y) to each holder of a Company Stock Option or a Company Stock-Based Award, a check in an amount due and payable to such holder pursuant to Section 3.3 in respect of such Company Stock Option or Company Stock-Based Award.

(ii)            Upon the return of the letter of transmittal to the Paying Agent, duly completed and validly executed in accordance with the instructions thereto and accompanied by any outstanding Certificates (or effective affidavits of loss accompanied by any indemnity required by Section 3.2(g) in lieu thereof) (if applicable) together with such other documents as may reasonably be required by the Paying Agent, the holder of Shares will be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) and/or the holder’s Book-Entry Shares that were cancelled at the Effective Time multiplied by (y) the Merger Consideration or the Preference Merger Consideration, as appropriate.  No interest will be paid or accrued on any amount payable.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check may be paid to such a transferee at the sole discretion of the Paying Agent if all appropriate documents required to evidence and effect such transfer (and any Certificate formerly representing such Shares) are presented to the Paying Agent, accompanied by evidence that any applicable share transfer Taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 3.2, for the avoidance of doubt each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the applicable Merger Consideration or Preference Merger Consideration in accordance with this Article III.

(iii)            Notwithstanding anything to the contrary in this Agreement, Parent, Merger Sub, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options or Company Stock-Based Awards, such amounts as are required to be withheld or deducted under the Code or any provision of U.S. federal, U.S. state, U.S. local or non-U.S. Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted and paid over to the applicable Taxing Authority, such withheld or deducted amounts are treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options or Company Stock-Based Awards, in respect of which such deduction and withholding were made.

(c)            Closing of Register of Members.  At 5:00 p.m. New York time on the Business Day immediately preceding the Closing, the Company shall cause the register of members of the Company to be closed, and there shall be no further registration of transfers on the register of members of the Company after that time.

(d)            Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares, Company Stock Options or Company Stock-Based Awards on the six (6) month anniversary of the Closing Date, will be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of its claim for the Merger Consideration or Preference Merger Consideration, without any interest thereon.

(e)            No Liability.  Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares, Company Stock Options or Company Stock-Based Awards for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar Law applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets.  If any Certificate or Book-Entry Share was not surrendered prior to such date on which any Merger Consideration or Preference Merger Consideration payable to the holder of such Certificate or Book-Entry Share pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or Preference Merger Consideration in respect of such Certificate or Book-Entry Share will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any former holder of Shares who has not theretofore complied with this Article III will thereafter look only to the Surviving Corporation for payment of his or her claim for Merger Consideration or Preference Merger Consideration payable in accordance with this Article III.

(f)            Investment of Exchange Fund.  Parent shall cause the Paying Agent to invest all cash included in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments will be paid to Parent.

(g)            Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or the Surviving Corporation, providing an indemnity in customary form against any claim that may be made against the Paying Agent or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the applicable Merger Consideration or Preference Merger Consideration.

Section 3.3           Stock Options and Other Stock Based Awards.

(a)            The Company shall procure that each Company Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, as of the Effective Time and in accordance with the terms of the relevant Existing Company Incentive Plan or otherwise with the written agreement of the relevant holders, be cancelled and converted into the right to receive as soon as practicable following the Effective Time, an amount in cash in U.S. dollars, if any, equal to the product of (x) the total number of Company Ordinary Shares subject to such Company Stock Option multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per Company Ordinary Share subject to such Company Stock Option, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash, the “Option Consideration”).  If necessary to effect the treatment of the Company Stock Options set forth in this Section 3.3(a), the Company shall cause the Company Stock Options to become fully vested and exercisable at such time as will permit the holder thereof to exercise such Company Stock Option prior to the Effective Time.

(b)            The Company shall procure that each Company Stock-Based Award, whether vested or unvested, which is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive, as soon as practicable following the Effective Time (or such later date as is required to comply with Section 409A of the Code) and in accordance with the terms of the relevant Existing Company Incentive Plan or otherwise with the written agreement of the relevant holders, an amount in cash equal to the Merger Consideration in respect of each Company Ordinary Share underlying a particular Company Stock-Based Award, with the number of such shares determined at the “target” level of performance in the case of any Company Stock-Based Award which is subject to performance vesting criteria, (the aggregate amount of such cash, together with the Option Consideration, “Option and Stock-Based Consideration”).

(c)            The Company shall take all necessary and appropriate action so that (i) the current offering period under the Company’s 2000 Employee Share Purchase Plan (the “ESPP”) will be the final offering period under the ESPP, (ii) each option issued pursuant to the ESPP shall be fully exercised not later than five (5) Business Days prior to the Effective Time and (iii) the ESPP shall terminate as of the Effective Time, in each case in accordance with the terms of the ESPP.

(d)            In furtherance and not in limitation of Section 3.3(c), the Company shall terminate any and all equity-based plans maintained by the Company or any of its Subsidiaries, subject to and effective as of the Effective Time.

(e)            The Company shall provide Parent evidence of the completion of the actions set out in Section 3.3(c) and Section 3.3(d), the form and substance of which shall be reasonably satisfactory to Parent.

(f)            The Company shall take all actions reasonably necessary to effectuate the provisions of this Section 3.3.

Section 3.4          Register of Members.  On the day immediately prior to the Closing Date, the Company shall deliver to Parent a certified copy of its register of members as at 5:00 p.m. New York time on the day immediately prior to the Closing Date.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the corresponding numbered section of the Company Disclosure Letter (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section of this Article IV to which the relevance of such item is readily apparent on its face that such disclosure pertains to such other representation and warranty (other than Section 4.1, Section 4.2 and Section 4.3, where the disclosure must be exact)) or (b) other than with respect to the representations and warranties set out in Section 4.1, Section 4.2 or Section 4.3, as disclosed in the Company SEC Documents filed or furnished after January 31, 2013 and prior to the date hereof (excluding any risk factors disclosures and forward looking statements, in each case other than statements of historical fact), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1           Qualification, Organization, Subsidiaries, etc.  Each of the Company and its material Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and each of the Company and its material Subsidiaries is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not have a Company Material Adverse Effect.  The Company has made available to Parent (or such documents are publicly available on EDGAR) prior to the date of this Agreement a true and complete copy of the Memorandum and Articles of Association, each as amended through the date hereof.  Such Memorandum and Articles of Association and the analogous constitutive and governing documents of each of the Company’s material Subsidiaries are in full force and effect.  Neither the Company nor any of its material Subsidiaries is in violation of the provisions of its governing documents.

Section 4.2           Capital Stock.

(a)            As of October 1, 2015, the authorized share capital of the Company consisted of 600,000,000 no par value shares made up of (i) 500,000,000 Company Ordinary Shares, of which (A) 106,070,420 Company Ordinary Shares were issued and outstanding (excluding all outstanding restricted stock or share units or deferred shares of the Company and treasury shares); (B) 2,911,010 restricted stock or share units or deferred shares of the Company were outstanding  (assuming “target” level performance in the case of any Company Stock-Based Award which is subject to performance vesting criteria); (C) no Company Ordinary Shares were held in treasury; and (D) 507,533 Company Ordinary Shares were authorized and reserved for future issuance upon exercise of outstanding options to purchase Company Ordinary Shares under the Existing Company Incentive Plans; (ii) 27,588,120 Company Ordinary Shares are issuable upon the conversion of the Convertible Senior Notes; (iii) 50,000,000 Class A Preference Shares, of which 175,000 Convertible Preference Shares were issued and outstanding; and (iv) 50,000,000 Class B Preference Shares, of which none were issued and outstanding.  All the outstanding Company Ordinary Shares (including restricted stock or shares and treasury shares) and Convertible Preference Shares are, and all Company Ordinary Shares reserved for issuance will be, when issued in accordance with the respective terms thereof, (1) issued and granted in compliance with all applicable securities Laws and other applicable Laws and not in violation of any preemptive rights and (2) duly authorized, validly issued and fully paid and non-assessable and free and clear of any and all Liens.  No Subsidiary of the Company owns any Shares. As of the Closing Date, the number of Company Ordinary Shares and Convertible Preference Shares in issue shall be as set out in the Company’s register of members delivered pursuant to Section 3.4.

(b)            Except as set forth in Section 4.2(a):  (i) there are no shares (including the Shares), voting securities or equity interests in the Company issued or outstanding, other than Company Ordinary Shares that have become outstanding after October 1, 2015 pursuant to the exercise of options to purchase Company Ordinary Shares or settlement of Company Stock-Based Awards pursuant to the Existing Company Incentive Plans provided that such Company Ordinary Shares had been reserved for issuance and included in the number disclosed in Section 4.2(a)(i)(B) or (D) and (ii) other than the Convertible Senior Notes and the Convertible Preference Shares, there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of shares (including the Shares), voting securities or equity interests in the Company or any of its Subsidiaries to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares (including the Shares), voting securities or other equity interests of the Company or any Subsidiary of the Company or securities convertible or exercisable into, or exchangeable for, such shares, voting securities or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities or other similar right, agreement, arrangement or commitment to repurchase; or (C) redeem or otherwise acquire any such shares, voting securities or other equity interests.

(c)            Other than the Convertible Senior Notes, neither the Company nor any of its Subsidiaries has any Indebtedness, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d)            There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares or other equity interest of the Company or any of its Subsidiaries.

(e)            Except for the capital stock or other ownership interests in any Subsidiaries of the Company, which are set forth on Section 4.2(e) of the Company Disclosure Letter, the Company owns no ownership interest (either directly or through one or more of its Subsidiaries) in any other material partnership, corporation or other entity.  All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are validly issued, fully paid and non-assessable and are owned by the Company or one or more of its Subsidiaries free and clear of any Liens or by such other Person as set forth in Section 4.2(e) of the Company Disclosure Letter.

(f)            Section 4.2(f) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Stock – Based Awards and Company Stock Options as of October 1, 2015, including the holders thereof and the applicable dates of grant, and vesting periods related thereto.  All Company Stock Options have an exercise price greater than the Merger Consideration. All Company Stock-Based Awards and Company Stock Options were granted under Existing Company Incentive Plans.

(g)            Section 4.2(g) of the Company Disclosure Letter is a true and complete schedule of the Company’s and its Subsidiaries’ outstanding Indebtedness (i) in the case of Indebtedness for borrowed money, as of October 1, 2015 and (ii) otherwise, as of July 31, 2015, except, in each case, for intercompany Indebtedness among the Company and its wholly-owned Subsidiaries and for Indebtedness in an individual amount not in excess of $10,000,000 and in the aggregate not in excess of $50,000,000.

Section 4.3           Corporate Authority Relative to this Agreement; No Violation.

(a)            The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby, including the Merger.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Supermajority Vote of the Board of Directors of the Company and, except for (i) the Company Shareholder Approval and (ii) the filing with, and registration by the Registrar of the Articles of Merger and Plan of Merger, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.  The Board of Directors of the Company has unanimously approved this Agreement and the Plan of Merger in accordance with Section 170 of the BVI Act and the Company’s organizational documents and determined that this Agreement is advisable.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)            Assuming the accuracy of Parent’s representation and warranty in Section 5.7, (i) the affirmative vote of in excess of 50 percent of the votes of the Shares entitled to vote thereon (voting together as a single class and in accordance with Section 12.6(a) of the Memorandum) which were present at a duly convened and constituted meeting of the shareholders of the Company and which were voted and not abstained (the “Company Required Shareholder Approval”), and (ii) the affirmative vote of the holders of at least two-thirds of the Convertible Preference Shares outstanding voting together as a single class at a meeting of the holders of the Convertible Preference Shares or a unanimous written consent of the Convertible Preference Shares (the “Preferred Shareholder Approval”) ((i) and (ii) collectively, the “Company Shareholder Approval”), are the only approvals of the members of the Company that are required to approve this Agreement, the Plan of Merger and the transaction contemplated thereby, including the Merger.

(c)            Other than in connection with or in compliance with the Relevant Approvals, no material authorization, consent, clearance or approval of, or filing or notification with, any Governmental Entity is necessary, under any Law applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, for the consummation by the Company of the transactions contemplated by this Agreement, including the Merger.

(d)            The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby, including the Merger, and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or any increased cost or loss of benefit to the Company or any of Company’s Subsidiaries or increased benefit to another party thereto under, or result in the, or give rise to a right of, termination, cancellation or acceleration of any obligation under, any Company Material Contract to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries is bound, (ii) conflict with or result in any violation in any respect of any provision of the Memorandum and Articles of Association or other equivalent organizational document, in each case as amended, of the Company or any of the Company’s material Subsidiaries or (iii) other than the Relevant Approvals, conflict with or violate any material Laws applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, except in the case of the matters described in clauses (i) and (iii) as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4           Reports and Financial Statements.

(a)            The Company has timely filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 31, 2013 (the “Company SEC Documents”).  None of the Company’s Subsidiaries are required to file or furnish any form, document or report with the SEC.  As of their respective dates, and, if amended, as of the date of such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b)            The Company has made available to Parent (or such documents are publicly available on EDGAR) true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company or any of its Subsidiaries, on the other hand, occurring since January 31, 2013, other than correspondence related to the Company’s pending SEC investigation as disclosed in the Company SEC Documents.  As of the date hereof, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to any Company SEC Documents.  The consolidated financial statements (as restated, if applicable, and including all related notes and schedules) of the Company included in the Company SEC Documents (i) were prepared from the books and records of the Company and its Subsidiaries, (ii) complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows and changes in shareholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to exceptions as permitted by Form 10-Q of the SEC and for normal year-end audit adjustments and to any other adjustments described therein including the notes thereto), (iv) were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (v) except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC, was accompanied by unqualified reports from the independent auditor opining on the same as to the financial statements contained therein.

Section 4.5           Internal Controls and Procedures.

(a)            The Company and, to the Company’s knowledge, each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market.  The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures and system of internal control over financial reporting are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b)            The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors, the audit committee of the Board of Directors of the Company and to Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, known to management that involves management or other employees who, in each case, have a significant role in the Company’s internal control over financial reporting.  There have been no significant changes since January 31, 2015 in the Company’s internal controls or in other factors that could significantly affect the Company’s internal controls, or any significant deficiencies or material weaknesses in such internal controls requiring corrective actions.  The Company has made available to Parent complete and accurate copies of notices received from the Company’s independent auditor of any significant deficiencies or material weaknesses in the Company’s internal control over financial reporting since January 31, 2013 and any other material management letter or similar correspondence from any independent auditor of the Company or any of the Company’s Subsidiaries received since January 31, 2013.

Section 4.6           No Undisclosed Liabilities.

(a)            Except (i) as reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2015 and (ii) for liabilities or obligations incurred in the ordinary course of business since July 31, 2015, neither the Company nor any Subsidiary of the Company has any liabilities or obligations that are of a type required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)            As of the date hereof, none of the Company or any of its Subsidiaries is a party of any off-balance sheet arrangements or obligations under any interest rate or currency cap, swap, collar, hedging or similar transaction that would reasonably be expected to have a current or future material adverse effect upon the Company’s consolidated financial condition or results of operations or expose the Company or any of its Subsidiaries to any material liability.

Section 4.7           Compliance with Law; Permits.

(a)            The Company and each of the Company’s Subsidiaries are, and since January 31, 2010, have been in compliance with and are not in default under or in violation of any material Law applicable to the Company, such Subsidiary or any of their respective properties or assets, including any competition laws and data privacy laws, but excluding any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws or Customs and International Trade Laws in each case referenced in Section 4.7(c), Section 4.7(d), Section 4.23 or Section 4.24, and since January 31, 2010, have not received any written notice from any Governmental Entity of any non-compliance, default or violation of such Laws or a written notice from any Governmental Entity of a formal investigation being opened for any such compliance, default or violation, except, in all cases under this clause (a), where such non-compliance, default or violation of such Laws would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)            The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity or any other Person necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  The Company and the Company’s Subsidiaries are, and at all times since January 31, 2013, have been  in compliance with the terms and conditions of the Company Permits, and neither the Company nor any of the Company’s Subsidiaries has received written notice of any violation of the terms or conditions of the Company Permits, or alleging the failure to hold or obtain any Company Permits required to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, except violations or failures that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  To the Company’s knowledge, neither the Company nor any of the Company’s Subsidiaries has received written notice that any of the Company Permits will not be renewed, and there are no actions, suits, inquiries, investigations or proceedings pending to revoke or withdraw any such Company Permits, except for such non-renewals, revocations or withdrawals that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)            Except pursuant to a valid, current and appropriate Company Permit or otherwise permissible, neither the Company nor any of its Subsidiaries has in the last five (5) years provided services: (i) with respect to goods or cargo which are subject to any Customs & International Trade Laws or Sanctions Laws; or (ii) directly or indirectly to, from or on behalf of Sanctioned Persons, in each case, in respect of violations of such Laws, as would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Section 4.7(c) of the Company Disclosure Letter sets forth a true and complete list of any OFAC licenses held by the Company as of the date of this Agreement.

(d)            Except as has been disclosed to Parent prior to the date of this Agreement, the Company, each of its Subsidiaries and, to the Company’s knowledge, each of their respective current and former directors, administrators, officers, administrators, board of directors (supervisory and management) members, employees or other persons acting on behalf of the Company or any of the Company’s Subsidiaries are, and since January 31, 2010, have been, in material compliance, either through direct or indirect conduct, with, and have not materially violated, any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions Laws (together, the “Criminal and Regulatory Laws”). As of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims against, investigations of or reviews of the Company or any of its Subsidiaries with respect to any applicable Criminal and Regulatory Laws.  Neither the execution of this Agreement nor the consummation of any transaction contemplated hereby, including the Merger, will result in a violation by Company, or any Company Subsidiary of any of the applicable Criminal and Regulatory Laws.  The Company and all of its Subsidiaries have in place controls and systems designed to ensure material compliance, and discovery of any material non-compliance, with all applicable Criminal and Regulatory Laws, in each of the jurisdictions in which the Company and its Subsidiaries currently do or in the past five (5) years have done business.

(e)            Neither the Company, any of its Subsidiaries or any directors, administrators, officers, board of directors (supervisory and management), members or employees of any Company or any of its Subsidiaries is a Sanctioned Person.

Section 4.8           Employee Benefit Plans.

(a)            Section 4.8(a) of the Company Disclosure Letter lists all material Company Benefit Plans in the United States (each, a “Specified US Benefit Plan”).  With respect to each Specified US Benefit Plan, the Company has made available to Parent (or such documents are publicly available on EDGAR) a true and complete copy (where applicable) of: (i) each such Specified US Benefit Plan (or, where such Specified US Benefit Plan has not been reduced to writing, a summary of all material terms of such Specified US Benefit Plan), (ii) each trust or funding arrangement prepared in connection with each such Specified US Benefit Plan, (iii) the most recently filed annual report on Internal Revenue Service Form 5500 or any other annual report required by applicable Law, (iv) the most recently received determination or opinion letter for each such Specified US Benefit Plan, (v) the most recently prepared actuarial report and financial statement in connection with each such Specified US Benefit Plan and (vi) any material written communications by the Company or the Subsidiaries to any current or former employee, consultant, or director of the Company or any Subsidiary concerning the extent of the benefits provided under such Specified US Benefit Plan.  Neither the Company nor any Subsidiary has any plan or commitment to establish any new material Company Benefit Plan  or to materially modify any Specified US Benefit Plan (in each case, other than the renewal or replacement of the existing Company Benefit Plans in the ordinary course of business and consistent with past practice).

(b)            None of the Company or any Subsidiary or any ERISA Affiliate, has now or at any time within the past six (6) years (and in the case of any such other Person or entity, only during the period within the past six years that such other Person or entity was an ERISA Affiliate) contributed to, was required to contribute to, sponsored, or maintained: (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(c)            Each Specified US Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service that the Specified US Benefit Plan is so qualified, and each trust established in connection with any Specified US Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the Internal Revenue Service that it is so exempt, and, to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to adversely affect the qualified status of any such Specified US Benefit Plan or the exempt status of any such trust.

(d)            Each Company Benefit Plan and each related trust agreement, annuity Contract or funding instrument has been established, maintained and administered in compliance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except for such non-compliance which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 4.8(d) of the Company Disclosure Letter, neither the Company nor its Subsidiaries maintains or contributes to any plan or arrangement which provides, and no Specified US Benefit Plan provides, or has any liability to provide medical benefits to any Company employee following his retirement, except as required by applicable Law or provided pursuant to local custom and practice in jurisdictions outside the United States.

(e)            Neither the negotiations or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer.  No payment or other benefit that may be made to any current or former employee or independent contractor of the Company or any Subsidiary under any Specified US Benefit Plan will constitute an “excess parachute payment” within the meaning of Section 280G of the Code and the Company and its Subsidiaries are under no obligation to reimburse any Person for Taxes imposed under Section 4999 of the Code.

(f)            Without limiting the representations set forth in Section 4.8(a) through Section 4.8(e), with respect to each material Company Benefit Plan in the Republic of South Africa, Israel, India, Canada and China (a “Specified Non-US Benefit Plan”): (i) all employer and employee contributions to each Specified Non-US Benefit Plan required by Law or by the terms of such Specified Non-US Benefit Plan have been made or, if applicable, accrued in accordance with GAAP, except for such contributions or accruals, the failure of which to make or accrue would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; (ii) each Specified Non-US Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except where failure to do so would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; and (iii) each Specified Non-US Benefit Plan is in compliance with all applicable Laws, except for such non-compliance which would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.9           Absence of Certain Changes or Events.  Since July 31, 2015 through the date of this Agreement, (i) except for the execution of this Agreement, the discussions, negotiations and transactions related thereto or as otherwise specifically contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, the Company and its Subsidiaries have not taken any action that, if taken during the period between the date of this Agreement through the Effective Time, would constitute a violation of clauses (i), (ii), (vi)-(ix) or (xv)-(xviii) of Section 6.1(a), and (ii) there has not been any Effect constituting, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10        Investigations; Litigation.

(a)            There is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries which would (i) prevent or materially delay the Company from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated hereby, including the Merger or (ii) reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)            There are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties, officers or directors or, to the Company’s knowledge, for which the Company or any of the Company’s Subsidiaries is required to indemnify a third party at law or in equity before, and there are no orders, judgments or decrees of or before, any Governmental Entity, in each case, which would (i) prevent or materially delay the Company from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated hereby, including the Merger or (ii) reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  There have not been since January 31, 2013, nor are there currently internal investigations being conducted by the Board of Directors of the Company (or any committee thereof), any compliance officer of the Company or any auditor or legal counsel at the request of any of the foregoing concerning any alleged improper, wrongful or fraudulent financial, accounting or tax matter or practice, or any conflict of interest, illegal activity, fraudulent or deceptive conduct or malfeasance issues, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.11        Tax Matters.  (i) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries have paid on a timely basis all material Taxes that are due and payable by them, except, in the case of clause (i) or clause (ii) hereof, for Taxes contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) there are no pending or, to the knowledge of the Company, threatened, audits, examinations, investigations or other proceedings in respect of Taxes; (iv) there are no Liens for any material amount of Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; (v) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law); (vi) no material claim has ever been made by a Taxing Authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction; (vii) the Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (viii) neither the Company nor any of its Subsidiaries is a party to or bound by any obligation under any Tax sharing or similar agreement or arrangement; (ix) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending; (x) neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or comparable provisions of any other applicable Tax law; and (xi) neither the Company nor any of its Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a group of which the Company or one of its Subsidiaries is the common parent) or (B) has any liability for Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of U.S. federal, U.S. state, U.S. local, or non-U.S. law, or as a transferee or successor, by contract or otherwise. Notwithstanding any other representation and warranty in this Article IV, the representations and warranties contained in Section 4.8 and 4.11 constitute the sole representations and warranties of the Company relating to Taxes.

Section 4.12        Labor Matters.

(a)            As of the date hereof, no employees of the Company or its Subsidiaries who are located in the United States are represented by any labor organization with respect to their employment with the Company or its Subsidiaries.  To the knowledge of the Company, as of the date hereof, the relations of the Company and its Subsidiaries with respect to any labor organization with respect to the employment of employees of the Company or its Subsidiaries who are located in a country other than the United States are in all material respects in accordance with standard terms, conditions, customs and practices for such relations in the applicable country.

(b)            To the knowledge of the Company, as of the date hereof, no labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other non-U.S. labor relations tribunal or authority.  As of the date hereof, the Company and its Subsidiaries have no knowledge of any labor union organizing activities with respect to any employees of the Company or any of its Subsidiaries.

(c)            Since January 31, 2013, there have been no actual, or to the knowledge of the Company, threatened:  (i) strikes, lockouts, material slowdowns, or material work stoppages, or (ii) material unfair labor practice charges, material arbitrations, material grievances, or material labor disputes (other than routine individual grievances), in each case, against the Company or any of its Subsidiaries.

(d)            The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, wages and hours, unfair labor practices and labor relations, health and safety, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, classification of workers as independent contractors, workers’ compensation, employee leave issues, plant closures and layoffs and unemployment insurance, except for such non-compliance which would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(e)            The Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid, except where any such delinquency would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(f)            Since January 31, 2013, the Company and its Subsidiaries have not received written notice of (i) any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (ii) the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, (iii) any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship, (iv) any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, or (v) any complaints, grievances or arbitrations arising out of any collective bargaining agreement or similar agreement or any other complaints, grievances or arbitration procedures against them, in each case, other than notice of any of the foregoing actions set forth in clauses (i) through (v) that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(g)            To the knowledge of the Company, as of the date hereof, no employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure agreement, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating to (A) the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information, except for such violations which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(h)            The Company and its Subsidiaries are and have been during the last three (3) years in compliance with all notice and other requirements under the Workers Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs, except for such non-compliance which would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(i)            As of the date hereof, the Company has no knowledge that any current executive officer of the Company or any other employee listed in Section 4.8(a)(1) of the Company Disclosure Letter intends to terminate his or her employment.

Section 4.13        Intellectual Property; Information Technology.

(a)            The Company has made available to Parent, as of the date hereof, a correct and complete list of all U.S. and non-U.S. (i) Trademark registrations and applications, (ii) Domain Name registrations, (iii) Copyright registrations and applications and (iv) issued Patents and Patent applications, in each case owned by the Company or any of its Subsidiaries and which are material to the Company and the Company’s Subsidiaries, taken as a whole.  The Company or a Subsidiary of the Company is the sole and exclusive beneficial and, as applicable, record owner of all of the Intellectual Property the list of which was made available to Parent pursuant to the previous sentence, other than Domain Names, and all such Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable in all material respects.

(b)            Each of the Company and its Subsidiaries owns, or is licensed or otherwise possesses the legally enforceable rights to use, free and clear of all Liens (other than Permitted Liens), all material Intellectual Property used in their respective businesses as currently conducted (the “Company Intellectual Property”).

(c)            To the knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing or otherwise violating the Intellectual Property of any Person, except for such infringements or violations which would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  As of the date hereof, and since two (2) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has made or threatened in writing any material claim alleging infringement or other violation of Company Intellectual Property by any Person, nor challenging the ownership, registrability, validity or enforceability of any Intellectual Property of any Person, which infringements, other violations or challenges would reasonably be expected to be material, and, to the knowledge of the Company, no Person is infringing or otherwise violating any Company Intellectual Property owned by the Company or any Company Subsidiary in any material respect.

(d)            To the knowledge of the Company, there are no Software or other information technology system (“IT System”) defects or deficiencies material to the business of the Company and its Subsidiaries, taken as a whole.  The Company and the Company Subsidiaries take commercially reasonable measures to protect Trade Secrets, personal information and other confidential or sensitive information, including, as applicable, IT System security measures. To the knowledge of the Company, each of the Company and the Company Subsidiaries is in compliance in all material respects with all of the Company Material Contracts to the extent relating to privacy and the collection and use of personal information, data protection and IT System security, except for such noncompliance which would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since two (2) years prior to the date of this Agreement, (i) to the knowledge of the Company, there have been no unauthorized disclosures of Trade Secrets or personal information or IT System security breaches or compromises and (ii) no claims have been asserted or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any third party’s privacy or personal information rights.

Section 4.14        Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion, and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Ordinary Shares (other than Significant Shareholder) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.15        Material Contracts.

(a)            Section 4.15 of the Company Disclosure Letter contains a true, correct and complete list of each of the following types of Contracts to which either the Company or any of its Subsidiaries is a party or by which it or its material properties or assets are bound:

(i)            “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)            consulting or employment Contract that provides for annual compensation exceeding U.S. $500,000 per year;

(iii)            Contract with any current or former director or officer of the Company;

(iv)            Contract between (x) the Company or any of the Company’s Subsidiaries, on the one hand, and (y) any Affiliate of the Company (other than the Company’s Subsidiaries), on the other hand, other than any Contracts with any Person in which the Company or any of its Subsidiaries has an ownership interest so long as such Contracts (1) are not material to the Company and its Subsidiaries, taken as a whole, and (2) are entered into on an arm’s-length basis;

(v)            Contract containing covenants of the Company or any of the Company’s Subsidiaries which (A) materially restrict the ability of the Company or any of its Subsidiaries to compete in any line of business, industry or geographical area and (B) is material to the Company and its Subsidiaries, taken as a whole, except for any such Contract that may be canceled, without any material penalty or other liability to the Company or any of its Subsidiaries upon not more than a thirty (30) day notice;

(vi)            Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company;

(vii)            Those Contracts which are listed on Section 4.15(a)(vii) of the Company Disclosure Letter, which have been made available to Parent, which reflect a sampling of the Contracts (other than purchase orders) with the top ten suppliers or top ten customers with the greatest dollar volume during the fiscal year ended January 31, 2015;

(viii)            indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for incurrence of Indebtedness, constituting obligations in excess of U.S. $10,000,000);

(ix)            merger or consolidation Contract;

(x)            a Contract for the sale of any of the Company’s assets in excess of U.S. $3,000,000 (other than sale of assets in the ordinary course of business and consistent with past practices);

(xi)            collective bargaining or employee association or trade agreement, other than any Contract with, or related to, a works council or similar body outside of the United States that is customary for such country;

(xii)            Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of the Company’s Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person, other than (a) in the ordinary course of business and consistent with past practice and in total amount not to exceed U.S. $500,000, or (b) any Contract with any joint venture of the Company or any of its Subsidiaries or their respective joint venture partner so long as such Contract (1) is not material to the Company and its Subsidiaries, taken as a whole, and (2) is entered into on an arm’s-length basis;

(xiii)            settlement or conciliation agreement or similar Contract with a Governmental Entity or third party or order or consent of a Governmental Entity to which the Company or any of the Company’s Subsidiaries is subject involving future performance by the Company or any of the Company’s Subsidiaries which is material to the Company and the Company’s Subsidiaries, taken as a whole;

(xiv)            Contract (a) granting or obtaining any rights to, or imposing any obligations regarding material Intellectual Property (whether inbound or outbound) of the Company and its Subsidiaries in any material respect or (b) that relates to material information technology systems of the Company and its Subsidiaries in any material respect, in each case other than non-exclusive “click-through” or “shrink-wrap” licenses or other similar agreements for commercially available software (including software-as-a-service);

(xv)            lease covering Leased Real Property which is material to the Company and the Company’s Subsidiaries, taken as a whole; or

(xvi)            other Contract under which the Company and the Company’s Subsidiaries are obligated to make payments in excess of U.S.$3,000,000 (other than in the ordinary course of business consistent with past practices) (all contracts of the type described in this Section 4.15(a), “Company Material Contracts”).

(b)            The Company has made available to Parent (or such documents are publicly available on EDGAR) copies of each Company Material Contract in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement.  Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced, and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.16        Finders or Brokers.  Except for Morgan Stanley & Co. LLC, the arrangements with which have been disclosed to Parent, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.17        Properties and Leases.

(a)            Set forth in Section 4.17(a) of the Company Disclosure Letter is a complete list of all material real property and interests in real property owned by the Company or any of its Subsidiaries as of the date hereof (“Owned Real Property”).  The Company or one of its Subsidiaries is the record owner of, and has good and marketable fee title to the Owned Real Property and any improvements thereon, free and clear of any Liens (other than Permitted Liens), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a land owning company as defined in section 242(5) of the BVI Act.

Except where the failure of the representations and warranties set forth in clauses (b), (c), (d) or (e) of this Section 4.17 to be true and correct would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(b)            The Company has valid leasehold interests in all material property leased by the Company or any of its Subsidiaries (the “Leased Real Property”), except for such properties and assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business.

(c)            There are no options or rights to purchase or lease all or any part of the Owned Real Property or any interest therein of any other Person.

(d)            With respect to each Leased Real Property,  (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect; (ii) there exists no default under any such lease or sublease by the Company or any Subsidiary which has not been cured, and, to the knowledge of the Company, no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both would constitute a breach or default on the part of the Company or any of its Subsidiaries under any such lease or sublease; and (iii) all leasing, brokerage, finder and other similar fees and commissions that are due and payable by the Company or any of its Subsidiaries with respect to such leases and subleases have been paid in full; and

(e)            All Owned Real Property and Leased Real Property is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance and has such rights of egress and ingress as is necessary to allow such real property to be operated and the business of the Company and each of its Subsidiaries conducted with respect thereto to be operated and conducted as now conducted. There are no facts or conditions affecting the Owned Real Property or the Leased Real Property which would interfere in any material respect with the use or occupancy of such premises or any portion thereof in the operation of the business of the Company or any of its Subsidiaries as a whole.

Section 4.18        Environmental Matters.

Except where the failure of the representations and warranties set forth in this Section 4.18 to be true and correct would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(a)            The Company and its Subsidiaries are and have been in compliance with all Environmental Laws, including possessing all Company Permits required for its operations under applicable Environmental Laws.

(b)            Neither the Company nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Company, is the subject of, any currently unresolved actions, claims, investigations, demands, requests for information, citation or complaint by any Person alleging that the Company or any of its Subsidiaries is liable under or in non-compliance with any Environmental Law.

(c)            With respect to any Owned Real Property or Leased Real Property currently or formerly owned or leased, as the case may be, by the Company or its Subsidiaries there have been no Releases of Hazardous Materials that are the subject of a (i) pending or written, threatened claim against the Company or any of its Subsidiaries or (ii) ongoing cleanup being conducted or funded by the Company or any Subsidiaries.

(d)            Neither the Company nor any of its Subsidiaries has entered into any written agreement that requires them to pay to, reimburse, defend, indemnify or hold harmless any Person from or against any liabilities arising out of or related to the Release of Hazardous Materials, or otherwise arising in connection with or under Environmental Laws, in each case where such requirement is the subject of a currently unresolved claim by such Person against the Company or any Subsidiary.

Section 4.19        Proxy Statement.  None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  No representation is made by the Company in this Section 4.19 with respect to statements made based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 4.20        Affiliate Transactions.  There are no material transactions, arrangements or understandings between (i) the Company or any of the Company’s Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than the Company’s Subsidiaries), on the other hand, in each case, other than any arrangements or understandings with, any joint venture of the Company or any of its Subsidiaries or their respective joint venture partner which (1) is not material to the Company and its Subsidiaries, taken as a whole, and (2) is entered into on an arm’s-length basis.

Section 4.21        Insurance.  All material insurance policies, including general liability policies, product liability, comprehensive general liability and umbrella insurance policies maintained as of the date hereof by the Company and any of the Company’s Subsidiaries (the “Insurance Policies”) are valid and in full force and effect and neither the Company nor any of the Company’s Subsidiaries are in material default under any of the Insurance Policies, and neither Company nor any of the Company’s Subsidiaries has taken any action or failed to take any action which, with notice, the lapse of time or both, would constitute such a breach or default, or permit termination or material modification of any of the Insurance Policies.  The consummation of the transactions contemplated by this Agreement will not cause the termination or modification of any Insurance Policies, including with respect to the coverage for all pre-Closing occurrences.  The Company has made available to Parent a list of each claim made under an Insurance Policy outside of the ordinary course of business at any time during the one year period prior to the date hereof other than such claims that are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.  Neither the Company nor any of the Company’s Subsidiaries has received written notice under any Insurance Policy denying or disputing any claim (or coverage with respect thereto) made by the Company or any of the Company’s Subsidiaries or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time during the two year period prior to the date hereof other than any such denial or dispute that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.22        Customers and Suppliers.  The Company has made available to Parent a correct and complete list of the names of (i) the five air freight and the five ocean freight suppliers in each case with the greatest monetary volume of sales to the Company and the Company’s Subsidiaries (the “Suppliers”) and (ii) the ten customers with the greatest volume of revenues to the Company and the Company’s Subsidiaries (the “Customers”), in each case during the Company’s fiscal year ended January 31, 2015.  Since January 31, 2015 through the date of this Agreement, to the Company’s knowledge, none of the Suppliers or Customers has provided any written notice that such Supplier or Customer will permanently stop, fail to renew or materially decrease purchasing or supplying services, materials or products from or to the Company or is otherwise involved in or is threatening a material dispute with the Company or any of its Subsidiaries.

Section 4.23        Relations with Governments.  Except as has been disclosed to Parent prior to the date of this Agreement, during the five (5) years prior to the date of this Agreement, neither the Company, any of the Company’s Subsidiaries nor, to the Company’s knowledge, any of its Affiliates or any other Person authorized to act, and acting, on behalf of the Company or any of its Affiliates has, directly or indirectly, (i) given, offered, solicited or agreed to give, offer or solicit any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form and whether in money, property or services, to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or any of its Affiliates in connection with the development, marketing, use, sale or acceptance of products or services of the Company or any of its Subsidiaries (or to assist the Company or any of its Affiliates in connection with any actual or proposed transaction relating to the products and services of the Company or any of its Affiliates) in material violation of applicable Law; (ii) used any corporate funds or any personal funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity in material violation of applicable Law; (iii) made any unlawful payment to domestic government officials or employees, or to domestic political parties or campaigns, from corporate funds; (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended; (v) established or maintained any unlawful or unrecorded fund of corporate monies or other assets in material violation of applicable Law; or (vi) made any false or fictitious entry on the books or records of the Company relating to any such payments.

Section 4.24        Compliance with Customs & International Trade Laws.

(a)            At no time in the last five (5) years has the Company or any of the Company’s Subsidiaries committed any material violation of, or taken any material action subject to penalty under, any applicable Customs & International Trade Laws, and there are no unresolved questions or claims concerning any liability of the Company and the Company’s Subsidiaries with respect to any such applicable Customs & International Trade Laws.

(b)            Without limiting the foregoing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(i)            Section 4.24(b)(i) of the Company Disclosure Letter sets forth a true and complete list of any import and export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import, transfer, and reexport of goods, services, software and technology by the Company and Company Subsidiaries or as otherwise required by the Business as presently conducted (collectively, the “International Trade Approvals”) held by the Company and each Company Subsidiary as of the date of this Agreement;

(ii)            No Governmental Entity has initiated any proceedings for or imposed or, to the knowledge of the Company, threatened to initiate proceedings for or impose any civil or criminal fine or penalty, revocation of an International Trade Approval, debarment, denial of future International Trade Approvals or any other sanction against the Company or any of the Company’s Subsidiaries or any director, company supervisor, officer, employee or, to the knowledge of the Company, agent of the Company or any of the Company’s Subsidiaries in connection with any actual or alleged violation of any applicable Customs & International Trade Laws;

(iii)            There are no other pending or, to the knowledge of the Company, threatened claims against the Company or any of the Company’s Subsidiaries with respect to International Trade Approvals and compliance with applicable Customs & International Trade Laws; and

(iv)            In the last five (5) years the Company and the Company’s Subsidiaries have not received any written notice from a Governmental Entity relating to any alleged or actual violation of any Customs & International Trade Laws relating to the Company and its Subsidiaries, including any civil or criminal investigation, litigation, audit, compliance assessment, focused assessment, penalty proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action.

ARTICLE V

 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1           Qualification; Organization, Subsidiaries, etc.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).  Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s articles of association and Merger Sub’s certificate of incorporation and memorandum of association and articles of association, each as amended through the date hereof.  Such organizational documents are in full force and effect.  Neither Parent nor Merger Sub is in violation of the provisions of its governing documents.  As of the date hereof, to the knowledge of Parent or Merger Sub, there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent, any of Parent’s Subsidiaries or Merger Sub, which would result, individually or in the aggregate, in a Parent Material Adverse Effect.

Section 5.2           Corporate Authority Relative to this Agreement; No Violation.

(a)            Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger.  The execution and delivery of this Agreement, the Plan of Merger and the Articles of Merger and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub (and, with respect to Merger Sub, by its sole shareholder) and, except for the filing with and acceptance by Registrar of the Plan of Merger and the Articles of Merger, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreements of the Company, this Agreement constitutes the valid and binding agreements of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

(b)            Other than in connection with or in compliance with the Relevant Approvals, no material authorization, consent, clearance or approval of, or filing or notification with, any Governmental Entity is necessary under any Law applicable to Parent or Merger Sub for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including Merger, except for such authorizations, consents, approvals or filings, that may be required solely by reason of the regulatory status of the Company or any of its Subsidiaries or any facts specifically pertaining to the Company or any of its Subsidiaries.

(c)            The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Merger, and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under any material Contract to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub is bound or result in the creation of any material Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its material Subsidiaries or (iii) other than Relevant Approvals, conflict with or violate any material Laws applicable to Parent, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3           Capitalization of Merger Sub.  As of the date hereof, the authorized share capital of Merger Sub consists of one ordinary share of no par value, which is validly issued and outstanding.  All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent or a direct or indirect wholly-owned subsidiary of Parent.  Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.4           No Vote of Parent Shareholders.  No vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the organizational documents of Parent or the applicable rules of the exchange on which securities of Parent are traded, in order for Parent to consummate the Merger or effect the Financing.

Section 5.5           Financing.  Parent and Merger Sub will have available to them upon the Effective Time, sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, including payment in full of the Merger Consideration, the Preference Merger Consideration, the Option and Stock-Based Consideration and all associated fees, costs and expenses in each case when due.

Section 5.6           Finders or Brokers.  Except for Rothschild Inc., neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement, including the Merger, who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 5.7           Ownership of Company Shares.  Neither Parent nor any of its Affiliates is, or has been during the three (3) year period immediately prior to the date hereof, an “interested Shareholder” of the Company as such term is defined in the Articles of Association.

ARTICLE VI

 COVENANTS AND AGREEMENTS

Section 6.1           Conduct of Business by the Company.

(a)            From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), and except (A) as may be required by applicable Law, (B) as may be agreed in writing by Parent (such agreement not to be unreasonably withheld, conditioned or delayed), (C) as may be contemplated by this Agreement or (D) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall (and shall cause each of its Subsidiaries to) conduct the business of the Company and its Subsidiaries only in, shall not (and shall cause each of its Subsidiaries not to) take any action except in, the ordinary course of business and consistent with past practice and in material compliance with all applicable Laws; and the Company shall (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to preserve substantially intact the Company’s and each of its Subsidiaries’ business organizations and goodwill, to keep available the services of those of the Company’s and any of its Subsidiaries’ present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and to preserve their present relationships with Governmental Entities, significant customers, distributors, creditors, lessors, licensees, licensors and suppliers and with other Persons with whom they have significant business relations.  The Company shall comply with all provisions of the Indenture dated as of March 4, 2014, between the Company and Wells Fargo Bank, National Association, as Trustee (the “Convertible Senior Notes Indenture”), governing the Convertible Senior Notes, including Article 14 and Article 15 thereof.  In furtherance and not in limitation of each of the foregoing, the Company shall not (and shall cause each of its Subsidiaries not to), between the date hereof and the Effective Time or, if earlier, the Termination Date, except as set forth in Section 6.1 of the Company Disclosure Letter, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(i)            authorize, pay, make, declare or set aside any dividends on or distribution with respect to its share or equity capital (whether in cash, assets, shares or other securities of the Company or its Subsidiaries), other than dividends in the ordinary course of business and consistent with past practice by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company or redeem, repurchase or otherwise acquire any of its own shares or other securities (except as expressly permitted by the terms of this Agreement);

(ii)            adjust, subdivide, split, combine or reclassify any of its shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock;

(iii)            issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any of the shares or capital stock or other ownership interest or voting security in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares, capital stock, ownership interest or voting securities, or any rights, warrants or options to acquire any such shares, capital stock, ownership interests or voting securities of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for such securities other than issuances of Company Ordinary Shares in respect of any exercise or settlement of Company Stock Options or Company Stock-Based Awards in each case outstanding on the date hereof pursuant to any Existing Company Incentive Plan in accordance with the terms of such award as in effect on the date hereof;

(iv)            except in connection with the exercise or forfeiture of Company Stock Options or the settlement or forfeiture of any Company Stock-Based Awards in each case outstanding on the date hereof pursuant to any Existing Company Incentive Plan and in accordance with the terms thereof, directly or indirectly, purchase, redeem or otherwise acquire any of its shares of capital stock or any rights, warrants or options to acquire any such shares;

(v)            except as required pursuant to written agreements or Company Benefit Plans in each case in effect as of the date hereof, as otherwise required by applicable Law, (A) increase the compensation or other benefits payable or to become payable to its directors, executive officers or, except in the ordinary course of business and consistent with past practice, other employees of the Company, (B) grant any severance, retention or termination pay to, or enter into any severance, retention or termination agreement with any director, executive officer or, except in the ordinary course of business and consistent with past practice and in aggregate amount that is not material to the Company and its Subsidiaries taken as a whole, other employee of the Company or any of its Subsidiaries, (C) enter into or amend any employment agreement with any executive officer or, except in the ordinary course of business and consistent with past practice and in aggregate amount that is not material to the Company and its Subsidiaries taken as a whole, other employee of the Company or any of its Subsidiaries, (D) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan, (E) pay any bonus (other than payments in the ordinary course pursuant to plans in effect as of the date of this Agreement) or establish, adopt, enter into or amend any bonus plan or arrangement covering employees of the Company or any of its Subsidiaries, (F) fund any trust with respect to the payment of compensation or benefits (other than benefits under tax-qualified retirement plans) or establish, adopt, enter into, amend or terminate any Company Benefit Plan or collective bargaining agreement or (G) hire, fire or transfer employees other than in the ordinary course of business consistent with past practice;

(vi)            enter into or make any loans to any of its officers, directors, employees, agents or consultants (other than expense advances and loans in non-material amounts in the ordinary course of business consistent with past practice to employees of the Company or its Subsidiaries (other than officers and directors of the Company)) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Company Benefit Plan;

(vii)            materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(viii)            except in respect of the Merger, (A) merge, consolidate, combine or amalgamate with any Person other than, with respect to a wholly owned Subsidiary of the Company, another wholly owned Subsidiary of the Company or propose or enter into any scheme or plan of arrangement or analogous transaction, (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof or (C) make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any wholly owned Subsidiary of the Company), except in each case for loans, advances or capital contributions pursuant to and in accordance with the terms of Contracts existing as of the date hereof or otherwise not in excess of U.S.$250,000 in the aggregate;

(ix)            adopt any amendments to its memorandum and articles of association or similar applicable organizational or charter documents;

(x)            incur, assume, guarantee, prepay, refinance or otherwise become liable for any Indebtedness (directly, contingently or otherwise) except for (i) Indebtedness for borrowed money incurred under the Company’s existing credit facilities, working capital facilities, or other existing similar lines of credit, or other Indebtedness, in each case, in the ordinary course of business consistent with past practice, (ii) the replacement or refinancing of any of the facilities referred to in the foregoing clause (i), (iii) the incurrence of Indebtedness for borrowed money not to exceed U.S. $70,000,000 in aggregate, provided that if the total Indebtedness outstanding under the Credit Agreement dated March 27, 2014 with Citibank N.A. (or any replacement or refinancing thereof) exceeds U.S. $98,000,000, such U.S.$70,000,000 shall be reduced by such excess amount or (iv) intercompany Indebtedness among the Company and its Subsidiaries in the ordinary course of business consistent with past practice;

(xi)            sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its properties or assets, including the capital stock of any Subsidiary, other than (A) (x) obsolete or surplus assets or (y) inventory, in each case in the ordinary course of business consistent with past practice, (B) pursuant to existing agreements in effect prior to the execution of this Agreement that have been disclosed to Parent prior to the date of this Agreement, (C) the sale of assets with a fair market value less than U.S.$3,000,000 in the aggregate or (D) sales, leases, licenses or other transfers between the Company and its wholly owned Subsidiaries or between those Subsidiaries;

(xii)            other than in the ordinary course of business consistent with past practice, modify, amend, terminate or waive any rights or obligations under any Company Material Contract in any material respect;

(xiii)            other than in the ordinary course of business consistent with past practice or as otherwise permitted by this Article VI, enter into any Contract that would constitute a Company Material Contract with a term longer than one year which cannot be terminated without material penalty upon notice of sixty (60) days or less;

(xiv)            other than in the ordinary course of business consistent with past practice, dispose of, license, grant, or obtain, or permit to lapse any rights to any material Intellectual Property, or renew (or amend) any existing material Intellectual Property or information technology system Contract of the Company or its Subsidiaries on (or to) materially different terms relative to existing terms;

(xv)            implement or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(xvi)            enter into any transaction, agreement, understanding or arrangement between (a) the Company or any of the Company’s Subsidiaries, on the one hand, and (b) any Affiliate of the Company (other than the Company’s Subsidiaries), on the other hand, other than transactions, agreements, understandings or arrangements with any Person in which the Company or any of its Subsidiaries has an ownership interest and which such arrangements (1) are not material to the Company and its Subsidiaries, taken as a whole, and (2) are entered into on an arm’s-length basis;

(xvii)            settle any material actions, suits, inquiries, investigations, or proceedings pending, threatened against or affecting the Company or any of the Company’s Subsidiaries or any of their respective properties at law or in equity before any Governmental Entity, other than in the ordinary course of business consistent with past practice, but not in any individual case, in excess of U.S.$750,000 net of any insurance proceeds or that involves equitable remedies including any that would materially prohibit or restrict the Company and its Subsidiaries, taken as a whole, from operating as they currently operate or that would reasonably be expected to materially impair the operations of the Company and its Subsidiaries, taken as a whole, after the Effective Time;

(xviii)            enter into or materially modify any currency exchange, commodities or other hedging transactions or arrangements, or other investment or cash management transactions or arrangements other than in the ordinary course of business and consistent with past practice;

(xix)            make any capital expenditures, capital additions or capital improvements except for (1) those amounts in the ordinary course of business consistent in all material respects with the capital expenditures budget previously provided to Parent or (2) those amounts pursuant to new client contracts entered into in the ordinary course of business consistent with past practice;

(xx)            notwithstanding (xvii) and other than in the ordinary course of business consistent with past practice, (A) make or change any material election in respect of Taxes (except as required by applicable Law), (B) settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Taxes, (C) amend any material Tax Return (except as required by applicable Law), (D) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material amount of Taxes, (E) surrender or forfeit any right to claim a material Tax refund, or (F) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case, if taking such action would materially affect the Tax of either the Company or any of its Subsidiaries;

(xxi)            permit any director and officer insurance policy of the Company or any of its Subsidiaries to terminate or lapse without using commercially reasonable efforts to replace such insurance policy with substantially comparable coverage or amend or cancel any such insurance policy and shall in any event inform Parent in writing promptly upon becoming aware of any material differences between any new director and officer insurance policy of the Company or any of its Subsidiaries and the predecessor policy; or

(xxii)            commit or agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.2           Investigation.  As Parent or its Representatives may from time to time reasonably request, the Company shall and shall cause each of its Subsidiaries to (i) afford to Parent and to its Representatives reasonable access during normal business hours and upon reasonable notice, throughout the period prior to the Effective Time or, if earlier, the Termination Date, to its and its Subsidiaries’ properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws; (ii) use reasonable efforts to cause Company’s and its Subsidiaries’ Representatives to furnish promptly to Parent such additional financial and operating data and other information customarily prepared prior to the date of this Agreement as to its and its Subsidiaries’ respective businesses and properties; and (iii) instruct the Company’s and its Subsidiaries’ employees, counsel and financial advisors to reasonably cooperate with Parent in its investigation of the business of the Company and its Subsidiaries, except that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent that would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a loss of privilege to the Company or any of its Subsidiaries, or would constitute a violation of applicable Laws; provided, that the maximum amount of information that can be disclosed without having either of such effects shall be disclosed to Parent.  Parent hereby agrees that it shall treat any such information in accordance with the Confidentiality Agreement (the “Confidentiality Agreement”), dated as of October 15, 2014, between the Company and Parent.

Section 6.3           No Solicitation.

(a)            The Company shall, and shall cause each of its Subsidiaries, and its and their respective Representatives to immediately cease any existing negotiations or discussions, if any, with any third party that may be ongoing with respect to a Company Alternative Proposal.  The Company shall not and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly:  (i) solicit, initiate or knowingly facilitate or knowingly encourage any Company Alternative Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information (or afford access to any of the properties, assets, books or records of the Company or any of its Subsidiaries) with respect to, or in furtherance of or which would reasonably be likely to lead to any Company Alternative Proposal, (iii) engage in discussions with any Person with respect to any Company Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 6.3 or to clarify that any proposal made orally be submitted in writing, (iv) withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in a manner adverse to Parent, the Company Recommendation, (v) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Company Alternative Proposal, (vi) enter into any letter of intent or similar document or any agreement or commitment providing for any Company Alternative Proposal, (vii) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, including the Merger, or breach its obligations under this Agreement or (viii) agree to do any of the foregoing; provided, however, that it is understood and agreed that any determination or action by the Board of Directors of the Company permitted under Section 6.3(b), Section 6.3(c), Section 6.3(d), Section 6.3(e) or Section 8.1(g) shall not be deemed to be a breach or violation of this Section 6.3(a).

(b)            Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives a Company Alternative Proposal which was not solicited at any time by the Company or any of its Subsidiaries or any of their respective Representatives in violation of Section 6.3(a) and which (i) constitutes a Company Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Company Superior Proposal, the Company may take the following actions:  (x) furnish nonpublic information concerning the Company and its Subsidiaries to the third party making such Company Alternative Proposal and its Representatives, if, and only if, (A) all such information provided to such third party has previously been made available to Parent prior to, or substantially concurrently with, the time such information is provided to such third party and (B) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms with respect to confidentiality not less restrictive or more advantageous to such third party than the terms of the Confidentiality Agreement (it being understood that such confidentiality agreement need not include any express or implied standstill restrictions) and (y) engage in discussions or negotiations with the third party and its Representatives with respect to the Company Alternative Proposal.

(c)            From and after the execution of this Agreement, the Company shall as promptly as reasonably practicable, and in any event within 24 hours following receipt thereof, advise Parent of the receipt of any proposal for a Company Alternative Proposal (including any modified proposal) or any request for confidential information or access, which notification shall identify the offeror and include a copy of any such proposal, if it is in writing, or a written summary of the material provisions of any proposal relating to a Company Alternative Proposal if it is not in writing.  In addition, the Company shall keep Parent informed on a reasonably current basis with respect to any changes in material terms or conditions), with respect thereto.

(d)            The Board of Directors of the Company may change, withhold or withdraw the Company Recommendation (a “Company Change of Recommendation”) if, in response to a Company Superior Proposal:

(i)            the Board of Directors of the Company has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure of the Board of Directors to effect a Company Change of Recommendation in light of such Company Superior Proposal would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company under applicable Law;

(ii)            the Company has provided Parent five (5) Business Days’ (the “Recommendation Change Notice Period”) written notice advising Parent of the material terms and conditions of such Company Superior Proposal and its intention to make a Company Change of Recommendation (a “Recommendation Change Notice”); and

(iii)            the Board of Directors of the Company has taken into account any revised proposal made by Parent to the Company within the Recommendation Change Notice Period and again has determined in good faith, after consultation with its legal and financial advisors, that the proposal from the third party that was described in the Recommendation Change Notice remains a Company Superior Proposal; provided that, if the third party whose proposal was described in the Recommendation Change Notice modifies or amends such proposal to increase the consideration to be paid or amends other material terms during or after the Recommendation Change Notice Period, a new two (2) Business Day period shall begin for purposes of this Section 6.3(d)(iii) prior to the Board of Directors of the Company making a Company Change of Recommendation pursuant to this Section 6.3(d).

(e)            Nothing contained in this Section 6.3 or this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, it being understood that a “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company) shall not be deemed to be or constitute a Company Change of Recommendation; (ii) complying with Item 1012(a) of Regulation M-A under the Exchange Act; (iii) making any disclosure to its shareholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel), failure to so disclose is reasonably likely to be inconsistent with applicable Law; or (iv) informing any Person of the existence of the provisions contained in this Section 6.3.  In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company’s receipt of a Company Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Board of Directors of the Company to withdraw or modify, the Company Recommendation, an adoption or recommendation with respect to such Company Alternative Proposal, or a Company Change of Recommendation.

Section 6.4           Filings, Other Actions.

(a)            Covenants of the Company With Respect to Proxy Statement.  As promptly as practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file with the SEC the Proxy Statement, which must include the text of this Agreement and, subject to Section 6.3, the Company Recommendation, and shall use all commercially reasonable efforts to promptly respond to any comments by the SEC staff in respect of the Proxy Statement.  The Company will provide Parent and its Representatives with a reasonable opportunity to review and comment on the Proxy Statement and any supplement or amendment thereof, and shall give due regard to any comments made by such Persons.  The Company agrees that (i) none of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.  If at any time prior to the Company Meeting any event or circumstances relating to the Company or any of its Affiliates, is discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent, provide Parent and its Representatives with a reasonable opportunity to review and comment on such amendment or supplement, give due regard to any comments made by such Persons and file such amendment or supplement with the SEC.  Any information required under the BVI Act and the Memorandum and Articles of Association in connection with duly calling, giving notice of, convening, and holding the Company Meeting shall be contained in the Proxy Statement, which information shall be prepared by the Company (subject to the review and comment of Parent, as described above) in accordance with the BVI Act and the Memorandum and Articles of Association.

(b)            Covenants of Parent With Respect to Proxy Statement.  Parent agrees that none of the information with respect to Parent or its Subsidiaries supplied by or on behalf of Parent to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If at any time prior to the Company Meeting any event or circumstances relating to Parent or its Affiliates, is discovered by Parent that should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company (which shall file such amendment or supplement with the SEC).

(c)            Cooperation.  The Company and Parent shall cooperate with each other in the preparation and finalization of the Proxy Statement.

(d)            Shareholder Approvals.  The Company shall take all action necessary in accordance with the BVI Act and the Memorandum and Articles of Association to duly call, give notice of, convene and hold (i) a meeting of all its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Required Shareholder Approval, (ii) a separate class meeting of the holders of Company Ordinary Shares excluding the Significant Shareholder as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Ordinary Shareholder Approval (the “Ordinary Class Meeting” and (i) and (ii) collectively, the “Company Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement and (iii) a separate class meeting of the holders of the Convertible Preference Shares as promptly as reasonably practicable following the date of this Agreement for the purpose of obtaining the Preferred Shareholder Approval (provided that such meeting described in clause (iii) shall not be required if the Preferred Shareholder Approval is provided by unanimous written consent of the holders of the Convertible Preference Shares). Subject to Section 6.3, the Company shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement, the Merger, the Plan of Merger, the Articles of Merger and the other transactions contemplated hereby and thereby (the “Company Recommendation”).  Subject to Section 6.3, the Company shall use all reasonable efforts to solicit from its shareholders proxies to be exercised in favor of the approval of this Agreement and the Merger. For purposes of this Agreement, the “Company Ordinary Shareholder Approval” means the approval of the Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, with the affirmative vote of in excess of 50 percent of the votes of the Company Ordinary Shares entitled to vote thereon which were present at the Ordinary Class Meeting and which were voted and not abstained, excluding the votes of any Company Ordinary Shares owned by Significant Shareholder and any Convertible Preference Shares owned by Significant Shareholder entitled to vote with the Company Ordinary Shares as a single class.

(e)            The Company shall take all action necessary to comply with section 179 of the BVI Act in relation to any shareholder who has objected to the Merger or notified the Company of an intention to exercise a right of dissent, including sending any notices required by section 179(4) of the BVI Act, provided that Parent’s prior written approval shall be required in respect of any notice to, or other communication with, any such shareholder.

Section 6.5           Employee Matters.

(a)            Each individual who is employed by the Company and its Subsidiaries immediately prior to the Effective Time is referred to herein as an “Affected Employee”.  For a period of six months following the Effective Time, Parent shall provide, or shall cause to be provided, each Affected Employee of the Company and its Subsidiaries with compensation and benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to each such Affected Employee immediately prior to the Effective Time.  Without limiting the foregoing, for a period of six months following the Effective Time, Parent shall provide, or shall cause to be provided, each Affected Employee of the Company and its Subsidiaries with severance benefits that are no less favorable than the severance benefits provided by the Company immediately prior to the Effective Time. Nothing contained in this Section 6.5(a) shall be construed to limit the ability of the Surviving Corporation and its Subsidiaries to terminate the employment of any Affected Employee at any time.

(b)            Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to give Affected Employees full credit for prior service with the Company and its Subsidiaries for purposes of eligibility and vesting under any employee benefit plan maintained by Parent or its Subsidiaries in which such Affected Employee participates except where such crediting would result in a duplication of benefits.

(c)            To the extent an Affected Employee participates in a benefit plan, other than a long-term disability plan, of Parent or any of its Subsidiaries after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to waive any pre-existing condition exclusions and actively-at-work requirements and provide that any expenses incurred on or before the Effective Time during a plan year in progress as of the Effective Time by the Affected Employee or the Affected Employee’s covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under the applicable Parent or Subsidiary benefit plan.

(d)            In the event the Effective Time occurs during the Company’s fiscal year ended January 31, 2016 or prior to the date that short-term incentive bonuses (bonus programs in respect of periods of one year or less) are paid for the Company’s fiscal year ended January 31, 2016 (or any portion of such fiscal year), each Affected Employee who participates in such a short-term incentive bonus program shall receive a bonus payment, at the time the Company pays bonuses in the ordinary course of business, equal to the actual amount that such Affected Employee is entitled to under the applicable bonus program based on actual performance calculated in a manner consistent with the manner in which the Company calculates performance in the ordinary course of business consistent with past practice and pro-rated to exclude that part of the year ended January 31, 2016 that occurs after the Closing Date.

Section 6.6           Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as soon as reasonably practicable (and in any event no later than the End Date) the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances and approvals, including the Relevant Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) subject to Section 6.11, the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)            Subject to the terms and conditions of this Agreement and in furtherance and not in limitation of Section 6.6(a), the Company and Parent shall (i) as promptly as practicable after the date hereof make their respective filings and thereafter make any other required submissions under the HSR Act and the EUMR, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, clearances or approvals are required to be obtained from, any third parties or other Governmental Entities (including any non-U.S. jurisdiction in which the Company’s Subsidiaries are operating any business) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the European Commission, CFIUS, DSS, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any applicable Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date).  Notwithstanding anything to the contrary set forth in this Agreement, no party hereto shall be required (A) to propose, negotiate, commit to or effect the sale, divestiture or disposition of any assets or businesses of Parent or the Company (or any of their respective Subsidiaries) or hold separate any assets or businesses of Parent or the Company (or any of their respective Subsidiaries) other than, with respect to the Company, any such action that would, individually or in the aggregate, be not material to the Company and its Subsidiaries, taken as a whole or (B) to otherwise take or commit to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, other than, with respect to the Company, any such action that would, individually or in the aggregate, be not material to the Company and its Subsidiaries, taken as a whole, in connection with obtaining any authorizations, clearances or approvals required to be obtained from Governmental Entities with respect to the transactions contemplated by this Agreement or in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing; and provided that the Company will not take any of the foregoing actions set forth in clauses (A) or (B) without prior written consent of Parent.

(c)            Parent and the Company shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications and any other material actions pursuant to this Section 6.6, including, subject to applicable legal limitations and the instructions of any Governmental Entity, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement, provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns.  Parent and the Company shall (i) furnish to the other party such information and assistance as such party reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entities; (ii) promptly inform the other party of any communications with, and inquiries or requests for information from, such Governmental Entities in connection with the transactions contemplated by the Agreement and (iii) consult with the other party in advance of any meeting or conference, whether in-Person or by telephone, with any such Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(d)            In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6 (but subject to the limitations set out in Section 6.6(b)(A) and Section 6.6(b)(B), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.6 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) or 8.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 6.6.

(e)            The Company shall prepare and timely submit all notifications required under the ITAR and EAR in connection with the Merger, including all notifications required under section 122.4 of the ITAR.  The Company shall also make all necessary updates and transfers of all ITAR and EAR licenses held by the Company and its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

(f)            The Company shall and shall cause its Subsidiaries to cooperate with Parent by proving any notices or communications to employees or Governmental Entities which Parent determines are reasonably necessary in light of its transition and integration plans.

Section 6.7           Publicity.  The Company and Parent shall consult with and provide each other the opportunity to review and comment upon, and shall specifically agree upon the text of, any press release or public announcement prior to the issuance of such press release relating to this Agreement or the transactions contemplated herein.  Neither party shall issue any such press release or public announcement prior to such consultation and approval, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.8           Indemnification and Insurance.

(a)            Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors or officers, as the case may be (such directors and officers, the “Indemnified Parties”), of the Company as provided in its Memorandum and Articles of Association or in any agreement shall survive the Merger and shall continue in full force and effect.  For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall (i) maintain in effect provisions in its Memorandum of Association regarding indemnification of officers and directors comparable to those contained in the Memorandum and Articles of Association of the Company and (ii) indemnify the Indemnified Parties (in each case to the fullest extent permitted by its Memorandum of Association or indemnification agreement or arrangement with such Indemnified Party) against all claims, losses, liabilities and damages incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement).  Following the Effective Time, the Surviving Corporation shall honor any indemnification agreements of the Company with any of its directors and officers existing as on the date hereof.  For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insureds with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the annual premium payable by the Company for such insurance for the year ending December 31, 2015 (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.8 it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period; and further provided that if the Surviving Corporation determined to purchase a “tail policy” it shall not be required to pay more than the aggregate premium paid in the three (3) years prior to the date of this Agreement in respect to such policy.

(b)            The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

(c)            The rights of the Indemnified Parties and their heirs and legal representatives under this Section 6.8 shall be in addition to any rights such Indemnified Parties may have under the Memorandum and Articles of Association of the Company, any agreements between such Persons and the Company or any applicable Laws.

(d)            In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Persons, or (B) transfers 50% or more of its properties or assets to any Person, then and in each case, proper provision shall be made so the applicable successors and assigns or transferees assume the obligations set forth in this Section 6.8.

Section 6.9           Section 16 Matters.  Prior to the Effective Time, the Company shall use all commercially reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act, any dispositions of Company Ordinary Shares (including derivative securities with respect to Company Ordinary Shares) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.

Section 6.10        Merger Sub.  Parent will (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any Indebtedness (other than as needed to finance the transactions contemplated hereby).

Section 6.11        Third Party Consents.  The Company shall use commercially reasonable efforts to promptly obtain all authorizations, consent, approvals and waivers of, give all notices to each third party that may be necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, provided, that the Company shall not amend or agree to amend, or waive any material right or material economic benefit under, any Company Material Contract in connection with obtaining such consents, approvals and waivers without Parent’s prior written consent.

Section 6.12        Notification.

(a)            Each of the Company and Parent shall promptly notify the other party , upon obtaining knowledge thereof, of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of the other party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of the other party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (iii) the receipt of any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, including the Merger, (iv) the receipt of any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, including the Merger, and (v) its learning of any actions, investigations or proceedings commenced against, or affecting, such party that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement, including the Merger; provided, however, that any failure to provide notice pursuant to this Section 6.12(a) shall not be deemed to be a breach of this Agreement for purposes of Section 7.2(b) or Section 7.3(b).

(b)            The delivery of any notice pursuant to Section 6.12(a) shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.  No investigation by any party or its Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

Section 6.13        Tax Matters.  During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall prepare and timely file all Tax Returns that are due on or before the Closing Date in accordance with past practice; pay all Taxes due and payable in respect of such Tax Returns; accrue a reserve in the books and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all Taxes payable by such entity for which no Tax Return is due prior to the Closing Date; and promptly notify Parent of any suit, claim, action, investigation, proceeding, or audit with respect to Tax matters (collectively, “Actions”) that is or becomes pending against or with respect to the Company or any of its Subsidiaries.

Section 6.14        Stock Exchange Delisting.  Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of The NASDAQ Global Select Market in respect of the Company Shareholder Approval and to cause the delisting of the Shares from The NASDAQ Global Select Market as promptly as practicable after the Effective Time and deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

Section 6.15        Shareholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or its officers and directors relating to the transactions contemplated hereby, including the Merger, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.16        Significant Shareholder Matters.  The Company shall, as may be reasonably requested by Parent, solely to the extent necessary to implement the Voting Agreement, waive any of the Company’s rights pursuant to the Amended and Restated Letter Agreement between the Company and Significant Shareholder dated February 26, 2014 or otherwise exercise or abstain from exercising its rights pursuant to such Amended and Restated Letter Agreement.  Without the prior written consent of Parent and other than in accordance with the immediately preceding sentence, the Company shall not waive any (and shall use reasonable best efforts to enforce all) of its rights under the Amended and Restated Letter Agreement between the Company and Significant Shareholder dated February 26, 2014.

Section 6.17        Convertible Senior Notes Repurchase.  Following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, deliver a Fundamental Change Company Notice (as defined in the Convertible Senior Notes Indenture) to the extent that it is required by the Convertible Senior Notes Indenture and otherwise comply with all applicable provisions thereof.

ARTICLE VII

 CONDITIONS TO THE MERGER

Section 7.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or, except with respect to the Company Ordinary Shareholder Approval required under Section 7.1(a)(2), express written waiver by all parties) at or prior to the Effective Time of the following conditions:

(a)            (1) The Company Shareholder Approval shall have been obtained in accordance with the BVI Act, the rules and policies of the NASDAQ Global Select Market and the Memorandum and Articles of Association and (2) the Company Ordinary Shareholder Approval shall have been obtained;

(b)            No Law enacted, entered, promulgated, enforced or issued by any Governmental Entity or otherwise be in effect preventing the consummation of the transactions contemplated by this Agreement shall have been entered and shall continue to be in effect; provided, however, that the party attempting to invoke this condition to delay the closing shall have complied with Section 6.6; and

(c)            Relevant Approvals identified in paragraphs (i)-(vii) of the definition of Relevant Approvals that are set forth on Section 7.1(c) of the Company Disclosure Letter shall have been obtained or the relevant waiting periods shall have expired.

Section 7.2           Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is subject to the fulfillment (or express written waiver, in its sole discretion, by the Company) at or prior to the Effective Time of the following conditions:

(a)            the representations and warranties of Parent and Merger Sub set forth in this Agreement, other than the representations and warranties set forth in the first sentence of Section 5.2(a), (i) that are not qualified by Parent Material Adverse Effect shall be true and correct (without giving effect to any “materiality” qualifiers set forth therein) except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and (ii) that are qualified by Parent Material Adverse Effect shall be true and correct in all respects, in each case of (i) and (ii) as of the Closing Date as though made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period).  The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 5.2(a) shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date as though made at and as of the Closing Date;

(b)            each of Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c)            Parent shall have delivered to the Company (i) a certificate executed by a senior officer of Parent certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied with respect to Parent and (ii) a certificate executed by a senior officer of Merger Sub certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied with respect to Merger Sub.

Section 7.3           Conditions to Obligation of Parent to Effect the Merger.  The obligation of Parent and Merger Sub to effect the Merger is subject to the fulfillment (or express written waiver, in its sole discretion, by Parent) at or prior to the Effective Time of the following conditions:

(a)            the representations and warranties of the Company set forth in this Agreement, other than the representations and warranties set forth in Section 4.3(a), Section 4.2(a) or Section 4.2(b), (i) that are not qualified by Company Material Adverse Effect shall be true and correct (without giving effect to any “materiality” qualifiers set forth therein) except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (ii) that are qualified by Company Material Adverse Effect shall be true and correct in all respects, in each case as of the Closing Date as though made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period).  The representations and warranties of the Company set forth in Section 4.3(a), Section 4.2(a) and Section 4.2(b) shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period);

(b)            The Company shall have (i) in all respects performed all obligations and complied with all covenants contemplated by Section 3.3(e) and (ii) in all material respects performed all obligations and complied with all covenants required by this Agreement (other than Section 3.3(e)) to be performed or complied with by it prior to the Effective Time;

(c)            The Company shall have delivered to Parent a certificate executed by a senior officer of the Company certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(d)            Since the date of this Agreement, no Company Material Adverse Effect shall have occurred; and

(e)            Written objections to the Merger and/or written notice of intention and/or election to dissent, in each case given to the Company pursuant to Section 179 of the BVI Act, shall not have been given by shareholders of the Company who in aggregate hold (i) Ordinary Shares exceeding 10% of the issued and outstanding Company Ordinary Shares; or (ii) Convertible Preference Shares exceeding 10% of the issued and outstanding Convertible Preference Shares; or (iii) Shares exceeding 10% of the issued and outstanding Shares (calculated on an As Converted Basis (as defined in the Memorandum)).

ARTICLE VIII

 TERMINATION

Section 8.1           Termination or Abandonment.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a)            by the mutual written consent of the Company and Parent;

(b)            by either the Company or Parent with a written notice to the other party if (i) the Effective Time shall not have occurred on or before March 9, 2016 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this clause 8.1(b) and, if such party is Parent, Merger Sub, shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date, except that, if, as of the End Date, all conditions set forth in Section 7.1, 7.2 and 7.3 of this Agreement shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the condition set forth in Section 7.1(c), then either party may extend the End Date to June 9, 2016 (the “Extended End Date”), by providing written notice to the other party on or before the End Date;

(c)            by either the Company or Parent if any applicable Law shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Law shall have become final and non-appealable;

(d)            by either the Company or Parent if the Company Meeting (including any adjournments thereof) shall have concluded and the Company Shareholder Approval or the Company Ordinary Shareholder Approval shall not have been obtained in full at the time of the conclusion of such Company Meeting (including any adjournments thereof);

(e)            by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (2) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination;

(f)            by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (2) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate the Agreement pursuant to this Section 8.1(f) and the basis for such termination;

(g)            by the Company, if the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that a Company Alternative Proposal is a Company Superior Proposal and has determined to enter into a definitive agreement with respect to such Company Superior Proposal, provided that the Company shall have complied in all respects with the provisions of Section 6.3; and

(h)            by Parent, if the Board of Directors of the Company (or any committee thereof) shall have (i) made a Company Change of Recommendation or otherwise modified the Company Recommendation in a manner adverse to Parent, or proposed publicly to do so, (ii) approved or recommended a Company Alternative Proposal, or proposed publicly to do so, or (iii) failed to recommend against a publicly announced Company Alternative Proposal or failed to reaffirm its recommendation of the transactions contemplated by this Agreement, in either case, within five (5) Business Days of being requested to do so in writing by Parent following a Company Alternative Proposal having been publicly proposed or disclosed.

Section 8.2           Effect of Termination.  In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the provisions of Section 8.3 and Section 9.2 – Section 9.12), and there shall be no other liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other party except liability arising out of an intentional or material breach of this Agreement occurring prior to the Termination Date or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 8.3           Termination Fees.  Notwithstanding any provision in this Agreement to the contrary:

(a)            If (i) this Agreement is terminated by the Company pursuant to Section 8.1(g), (ii) this Agreement is terminated by Parent pursuant to Section 8.1(h) or (iii) at any time after the date of this Agreement, (A) a Company Alternative Proposal is publicly proposed or disclosed by a Person or group making such Company Alternative Proposal (or, in the case of a termination pursuant to clause (x) or (z) below, is publicly proposed or disclosed or otherwise communicated to the Board of Directors of the Company) prior to and not withdrawn at the time of the Company Meeting, and (B) this Agreement is terminated (x) by Parent or the Company pursuant to Section 8.1(b) (if the Company Meeting shall not have occurred), (y) by Parent or the Company pursuant to Section 8.1(d), or (z) by Parent pursuant to Section 8.1(f) (but only if such termination relates to a breach of or failure to perform the Company’s obligations pursuant to Section 6.3 or the second to last sentence of Section 6.4(d)), and (C) prior to the first anniversary of the termination of this Agreement, any definitive agreement providing for a Qualifying Transaction shall have been entered into (irrespective of whether such agreement was entered into with the same Person or group who made the Company Alternative Proposal referred to in clause (A) above), then in any such event described in Section 8.3(a)(i), Section 8.3(a)(ii) or Section 8.3(a)(iii), the Company shall pay to Parent the Termination Fee in cash by wire transfer in immediately available funds, such payment to be made in the case of (1) Section 8.3(a)(i) as a condition to the termination of this Agreement, (2) Section 8.3(a)(ii) within two (2) Business Days following the termination of this Agreement and (3) Section 8.3(a)(iii) within two Business Days following the execution of any definitive agreement in respect of a Qualifying Transaction.  It is understood and agreed that in no event shall the Company be required to pay the Termination Fee on more than one occasion.  After payment of the Termination Fee is made, the Company shall have no further liability to Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby, including the Merger (except liability arising out of an intentional material breach of this Agreement or fraud or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity).

(b)            If the Company fails to pay Parent any amount required to be paid pursuant to this Section 8.3 when due, the Company shall pay the costs and expenses (including reasonable and documented out-of-pocket legal fees and expenses) incurred by Parent in connection with the collection under and enforcement of this Section 8.3, and shall pay interest on any such amount not paid when due at the rate of 5% per annum from the applicable date such amount became due and owing through and including the date of payment (calculated on the basis of a 360-day year).

(c)            Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, including the Merger, and that, without these agreements, Parent would not enter into this Agreement.  Parent and the Company agree that the Termination Fee does not constitute a penalty, but is liquidated damages in a reasonable amount that will compensate Parent, in the circumstances in which the Termination Fee is payable, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, including the Merger, which amount would otherwise be impossible to calculate with precision.  Notwithstanding anything to the contrary in this Agreement, except in the case of liability of a party for intentional material breach of this Agreement or for fraud or under the Confidentiality Agreement, receipt of payment of the amounts set forth in this Section 8.3 shall be the sole and exclusive remedy of Parent, Merger Sub and their Affiliates and their respective directors, officers, employees, agents, shareholders, stockholders, general or limited partners, managers, members, representatives or assignees, in each case whether former, current or future, for any loss or damage suffered as a result of the failure of the transactions contemplated hereby, including the Merger, to be consummated.

Section 8.4           Amendment or Supplement.  At any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company, Parent and Merger Sub with respect to any of the terms contained in this Agreement, except that following approval by the shareholders of the Company there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval nor any amendment or change not permitted under applicable Law.

Section 8.5           Extension of Time, Waiver, etc.  At any time prior to the Effective Time, the Company and Parent may:

(a)            extend the time for the performance of any of the obligations or acts of the other party;

(b)            waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c)            waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

 MISCELLANEOUS

Section 9.1           No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement survive the Merger.

Section 9.2           Expenses.  Except as set forth in Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that any expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be paid by the Company.

Section 9.3           Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts (including by facsimile or .pdf), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, .pdf or otherwise) to the other parties.

Section 9.4           Governing Law.  Except to the extent that the internal law of the British Virgin Islands, pursuant to conflict of laws principles of British Virgin Islands law, is required to be applied to this Agreement and the Merger, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, other than Section 5-1401 of the New York General Obligations Law.

Section 9.5           Jurisdiction; Enforcement.

(a)            The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary relief, even if available, would not be an adequate remedy.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of damages, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, including any non-contractual claims, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or permitted assigns shall be brought and determined exclusively in a federal court located in the Borough of Manhattan, City of New York, or, if not able to be brought in such court, a state court located in the Borough of Manhattan, City of New York (provided always that Parent and/or Merger Sub may also bring any application or proceedings for injunctive, protective, interim and/or ancillary relief in the courts of the British Virgin Islands).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6, or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)            EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION INCLUDING ANY NON-CONTRACTUAL CLAIM, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.  EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5(B).

Section 9.6           Notices.  Any notice required to be given hereunder shall be in writing, and sent by facsimile transmission or electronic mail (provided that any notice received by facsimile transmission or email or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivered or mailed by certified or registered mail (return receipt requested and first-class postage prepaid):

To Parent or Merger Sub:

 DSV A/S
Hovedgaden 630
DK-2640 Hedehusene
Denmark
Telecopy: +45 43 20 30 98
Attention:  Peter Ring, General Counsel

with copies to (which do not constitute notice hereunder):

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
Canary Wharf
40 Bank Street
London E14 5DS
United Kingdom
Telecopy:  +44 (0)20 7519 7000
Email:        Michal.Berkner@skadden.com
                       Scott.Simpson@skadden.com

Attention:  Michal Berkner
                            Scott Simpson

and

Moalem Weitemeyer Bendtsen Advokatpartnerselskab
 Amaliegade 3-5
DK-1256 Copenhagen K
Denmark
Email:        dmo@mwblaw.dk

Attention:  Dan Moalem

To the Company:

 UTi Worldwide Inc.
c/o UTi Services, Inc.
100 Oceangate, Suite 1500
Long Beach, CA 90802

Attention: Lance E. D’Amico, Chief Administrative Officer

with copies to (which do not constitute notice hereunder):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Fax:  (212) 474-3700
Email:        rtownsend@cravath.com
                       khallam@cravath.com

Attention:  Robert I. Townsend III, Esq.
                              O. Keith Hallam III, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.  Any party may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.7           Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, provided that Merger Sub may assign the rights and obligations of Merger Sub to another direct or indirect wholly-owned Subsidiary of Parent organized under the Laws of the British Virgin Islands or the State of Delaware (in which case the provisions of Article II are deemed modified without further action of the parties to the extent necessary to effect the Merger in accordance with the Laws of the British Virgin Islands or the State of Delaware, as applicable) without the consent of any of the parties hereto, provided that Parent remains liable for all obligations of Merger Sub and any such assignee under this Agreement.  Subject to the preceding sentence, this Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.8           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.9           Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for the benefits conferred on Indemnified Parties by the provisions of Section 6.8 and the provisions of Article III, is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10        Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

Section 9.11        Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 9.12        Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its successors and permitted assigns.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.  Any reference to the knowledge of the Company, Parent or Merger Sub or similar phrase shall mean the actual knowledge of the persons set forth, with respect to the Company, on Section 9.12 of the Company Disclosure Letter (who shall be deemed to have knowledge of such matters as they would have discovered had they made due inquiry of those Company employees having primary responsibility for the applicable subject matter) and, with respect to Parent or Merger Sub, Schedule D.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DSV A/S

By:	/s/ Jens H. Lund
Name: Jens H. Lund
Title: CFO

LOUVRE ACQUISITIONCO, INC.

By:	/s/ Jens H. Lund
Name: Jens H. Lund
Title: CFO

UTI WORLDWIDE INC.

By:	/s/ Edward G. Feitzinger
Name: Edward G. Feitzinger
Title: Chief Executive Officer

Signature Page to the Merger Agreement